UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TILE SHOP HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

November 5, 2025
Dear Stockholders:
We cordially invite you to attend the Special Meeting of Stockholders of Tile Shop Holdings, Inc. (the “Company”), which will be held virtually on December 3, 2025 at 10:00 a.m. Central Time (the “Special Meeting”).
The accompanying notice and proxy statement contain details concerning the matters to be considered during the Special Meeting. At the Special Meeting, you will be asked to consider and vote on the following matters:
1.
A proposal to amend the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of our common stock, par value $0.0001 per share (the “common stock”), at a ratio not less than 1-for-2,000 and not greater than 1-for-4,000 (the “Reverse Stock Split” and such proposal, the “Reverse Stock Split Proposal”), followed immediately by a forward stock split of our common stock at the same ratio but inverse (i.e., if the Reverse Stock Split were 1-for-2,000, then the Forward Stock Split would be 2,000-for-1) (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Stock Split,” and the Stock Split and the subsequent delisting and deregistration of the Company’s common stock as described herein, collectively, the “Transaction”),

If the Reverse Stock Split Proposal is approved, we will file with the Secretary of State of the State of Delaware a certificate of amendment to the Certificate of Incorporation to effectuate the Reverse Stock Split, at which time (the “effective time”) each share of our common stock held by a stockholder of record owning immediately prior to the effective time fewer than the minimum number of shares, which, depending on the Stock Split ratio chosen by the Board, would be between 2,000 and 4,000 shares (the “Minimum Number”) would be converted into the right to receive $6.60 in cash, without interest (the “Cash Payment”), and such stockholders would no longer be our stockholders. Stockholders owning a number of shares of common stock equal to or greater than the Minimum Number immediately prior to the effective time (the “Continuing Stockholders”) would not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. We would then file with the Secretary of State of the State of Delaware a certificate of amendment to the Certificate of Incorporation to effectuate the Forward Stock Split, which would immediately follow the Reverse Stock Split and, would reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of our common stock held by such Continuing Stockholders immediately prior to the effective time. As a result of the Forward Stock Split, the total number of shares of our common stock held by a Continuing Stockholder would not change as a result of the Stock Split.
The Stock Split is being undertaken as part of our plan to terminate the registration of (or “deregister”) our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, and suspend our duty to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) under Section 13(a) thereunder, and to delist our common stock from The Nasdaq Capital Market. As a result, (i) we would cease to file annual, quarterly, current and other reports and documents with the SEC, and stockholders would cease to receive annual reports and proxy statements required by the SEC, and (ii) our common stock would no longer be listed on The Nasdaq Stock Market. The primary purpose of the Stock Split is to enable us to reduce the number of record holders of our common stock to below 300 and to maintain such level, which is the level at which SEC public reporting is required. As described below, the board of directors of the Company (the “Board”) and the Independent Transaction Committee of the Board (the “Transaction Committee”) have determined that the costs of being a public reporting company outweigh the benefits thereof.
2.
A proposal to approve the adjournment of the Special Meeting, from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Reverse Stock Split Proposal if there are insufficient votes at the time of such adjournment to approve the Reverse Stock Split Proposal or to ensure that any supplement or amendment to the proxy statement is timely provided to our stockholders.

The Board recommends that you vote “FOR” approval of all of the proposals presented at the Special Meeting. The accompanying proxy statement and its exhibits explain the various proposals and provide specific information about the Special Meeting. Please read these materials carefully.
THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Your vote is important. Whether or not you plan to attend the Special Meeting, we urge you to please complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote at the Special Meeting, even if you have previously returned your proxy card, as described in the attached proxy statement.
Your prompt attention would be greatly appreciated.

Sincerely,

/s/ Cabell H. Lolmaugh
Cabell H. Lolmaugh Chief Executive Officer

TILE SHOP HOLDINGS, INC.
14000 Carlson Parkway
Plymouth, Minnesota 55441
(763) 852-2950
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 3, 2025
The Special Meeting of Stockholders of Tile Shop Holdings, Inc. (the “Company”) will be held on December 3, 2025, at 10:00 a.m. Central Time (the “Special Meeting”). There will be no physical meeting location for the Special Meeting. The Special Meeting will be a virtual stockholder meeting, conducted via live audio webcast, through which you can submit questions and vote online. You may access the Special Meeting, by visiting the website located at www.virtualshareholdermeeting.com/TTSH2025SM, which will open 15 minutes prior to the start time for the Special Meeting, and following the on-screen instructions. The Special Meeting will be held for the following purposes, as more fully described in the accompanying proxy statement (the “Proxy Statement”):
1.
To consider and vote upon a proposal to amend the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s common stock, par value $0.0001 per share (the “common stock”), at a ratio not less than 1-for-2,000 and not greater than 1-for-4,000 (the “Reverse Stock Split”), with the exact Reverse Stock Split ratio to be set within the foregoing range at the discretion of the Company’s Board of Directors (the “Board”) (the “Reverse Stock Split Proposal”).

A copy of the proposed amendment to the Certificate of Incorporation is attached as Annex A to the Proxy Statement.
2.
To consider and vote on a proposal to approve the adjournment of the Special Meeting, from time to time, if necessary or appropriate, including to solicit additional proxies in favor of the Reverse Stock Split Proposal if there are insufficient votes at the time of such adjournment to approve the Reverse Stock Split Proposal or establish a quorum or to ensure that any supplement or amendment to the Proxy Statement is timely provided to our stockholders.

3.	To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.
The Board has fixed the close of business on October 22, 2025 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Special Meeting.

By order of the Board of Directors,
/s/ Cabell H. Lolmaugh
Cabell H. Lolmaugh Chief Executive Officer

YOUR VOTE IS IMPORTANT
YOU ARE URGED TO VOTE, SIGN, DATE, AND RETURN THE ACCOMPANYING ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE VIRTUAL SPECIAL MEETING.
IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR
OUR SPECIALMEETING TO BE HELD VIRTUALLY ON DECEMBER 3, 2025
This Proxy Statement and the Proxy Card are available on the website located at,
www.proxyvote.com. The Proxy Statement and the Proxy Card are also available at,
www.virtualshareholdermeeting.com/TTSH2025SM, on the Special Meeting date, by using your control number(s) that appears on your proxy card.

Page
ABOUT THE SPECIAL MEETING	1
SUMMARY TERM SHEET	2
The Transaction	2
Purpose of and Reasons for the Transaction	2
Effects of the Transaction	3
Transaction Committee and Board Recommendations of the Transaction	4
Reservation of Rights	4
Fairness of the Transaction	4
Advantages of the Transaction	5
Disadvantages of the Transaction	5
Funding of the Reverse Stock Split	6
Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons	6
Vote Required for Approval of the Reverse Stock Split Proposal at the Special Meeting	6
Treatment of Beneficial Holders (Stockholders Holding Shares in “Street Name”)	7
Determination of Stockholders of Record	7
Effectiveness of the Stock Split	7
Financing for the Stock Split	7
Recent Market Prices of the Company’s Common Stock	8
No Appraisal or Dissenters’ Rights	8
Material U.S. Federal Income Tax Consequences	8
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION	9
What proposals am I being asked to vote on relating to the Transaction?	9
What is the purpose of the Stock Split?	9
What does the deregistration of our common stock mean?	9
What is the OTC Pink Limited Market?	9
What will I receive in the Stock Split?	9
What potential conflicts of interest are posed by the Transaction?	10
Why is the Company proposing to carry out a Forward Stock Split following the Reverse Stock Split?	10
What if I hold fewer than the Minimum Number and hold all of my shares in “street name”?	10
What happens if I own beneficially a total number of shares of common stock equal to or greater than the Minimum Number of shares or more shares of common stock, but I hold fewer than the Minimum Number of record in my name and fewer than the Minimum Number with my broker in “street name”?	10
If I own fewer than the Minimum Number, is there any way I can continue to be a stockholder of the Company after the Reverse Stock Split?	11
Is there anything I can do if I own a number of shares of common stock equal to or greater than the Minimum Number, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Reverse Stock Split?	11
Could the Stock Split not happen?	11
Will my shares be voted if I do not vote?	11
What vote is required to approve the Reverse Stock Split Proposal?	11
What will happen if the Reverse Stock Split Proposal is approved by the Company’s stockholders?	11
What will happen if the Reverse Stock Split Proposal is not approved?	12
What are the federal income tax consequences of the Stock Split to me?	12
Should I send in my certificates now?	12
What is the total cost of the Transaction to the Company?	12
Am I entitled to appraisal rights in connection with the Transaction?	12
SPECIAL FACTORS RELATING TO THE TRANSACTION	13
Purpose of and Reasons for the Transaction	13
Background of the Transaction	15

i

Page
Alternatives to the Transaction	17
Effects of the Transaction	18
Reservation of Rights	22
Nasdaq Capital Market Listing; OTC Pink Limited Market	22
Fairness of the Transaction	23
Disadvantages of the Transaction	25
Fairness Opinion of Financial Advisor	27
Financial Forecast Information	32
Material U.S. Federal Income Tax Consequences	33
Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons	36
Source of Funds and Expenses	36
Stockholder Approval	37
Effective Date	37
Termination of Transaction	37
Exchange of Certificates and Payment for Fractional Shares	38
No Appraisal or Dissenters’ Rights	39
Escheat Laws	39
Regulatory Approvals	39
Litigation	39
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING	40
STATEMENTS SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	41
PROPOSAL 1 AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT	43
PROPOSAL 2 APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING,IF NECESSARY OR APPROPRIATE, INCLUDING TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE ANY PROPOSAL OR ESTABLISH A QUORUM.	45
INFORMATION ABOUT THE COMPANY	46
Market Price of Common Stock	46
Dividends	46
Stockholders	46
The Filing Persons	46
Stock Purchases by Filing Persons	46
Directors and Executive Officers	46
OTHER MATTERS	49
Voting Procedures	49
Other Proposed Action	49
Stockholder Communications	49
Delinquent Section 16(a) Reports	49
“Householding” of Proxy Materials	49
Can I Change My Vote After I Have Voted?	50
SUMMARY FINANCIAL INFORMATION	51
ANNEX A − FORM OF CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF TILE SHOP HOLDINGS, INC. (REVERSE STOCK SPLIT)	A-1
ANNEX B − FORM OF CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF TILE SHOP HOLDINGS, INC. (FORWARD STOCK SPLIT)	B-1
ANNEX C − FAIRNESS OPINION OF FINANCIAL ADVISOR	C-1

ii

PROXY STATEMENT

ABOUT THE SPECIAL MEETING
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Tile Shop Holdings, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), with its principal executive offices at 14000 Carlson Parkway, Plymouth, Minnesota 55441, for use at the Special Meeting of Stockholders to be held on December 3, 2025 and at any adjournment or postponement thereof (the “Special Meeting”). The enclosed proxy relating to the Special Meeting is solicited on behalf of the Board. In addition to solicitation by mail, our directors, officers and employees may solicit proxies on behalf of the Company, without additional compensation, by telephone, facsimile, mail, on the Internet or at the Special Meeting. We may reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our stock. This proxy statement and the accompanying proxy is being mailed to stockholders on or about November 5, 2025.
Only stockholders of record at the close of business on October 22, 2025 will be entitled to receive notice of, and to vote at, the Special Meeting. As of that date, there were outstanding and entitled to vote 44,715,001 shares of our common stock, $0.0001 par value (the “common stock”). Each such stockholder is entitled to one vote for each share of common stock so held and may vote such shares either personally or by proxy.
The Special Meeting will be held as a virtual meeting only, via a live audio webcast. There will be no physical meeting location for the Special Meeting. You will be able to attend the meeting online and vote your shares electronically during the meeting by visiting https://www.virtualshareholdermeeting.com/TTSH2025SM and entering your control number included in your proxy materials or on your proxy card. Even though the Special Meeting is being held virtually, stockholders will have the ability to participate in, hear others, and ask questions during the Special Meeting.
Your vote is important. Even if you plan to attend the Special Meeting, we urge you to vote by proxy in advance. You may vote your shares by using one of the following methods in advance of the Special Meeting:
(1)	you may vote by mail by marking your proxy card, and then date, sign and return it in the postage-paid envelope provided; or
(2)	you may vote electronically by accessing the website located at https://www.virtualshareholdermeeting.com/TTSH2025SM and following the on-screen instructions; or
(3)	you may vote by using a telephone at 1-800-690-6903 and following the voting instructions.
Please have your proxy card in hand when going online. If you instruct the voting of your shares electronically or by telephone, you do not need to return your proxy card.
If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks or brokers. If your shares are not registered in your own name and you plan to vote your shares at the Special Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and vote your shares online at the time of the meeting.
The meeting webcast will begin promptly at 10:00 a.m. Central Time on December 3, 2025. Online check-in will begin promptly at 9:45 a.m. Central Time on that date, and you should allow ample time for the online check-in procedures. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting.

SUMMARY TERM SHEET
The following summary term sheet, together with the “Questions and Answers” section that follows, highlights certain information about the Transaction (as defined below), but may not contain all of the information that is important to you. For a more complete description of the Transaction we urge you to carefully read this proxy statement and all of its annexes before you vote. For your convenience, we have directed your attention to the location in this proxy statement where you can find a more complete discussion of the items listed below.
The Transaction
•
An Independent Transaction Committee of the Board comprised solely of independent directors (the “Transaction Committee”) has recommended to the Board, and participating members of the Board have each approved, the Transaction, which consists of amendments to the Company’s certificate of incorporation, as amended (the “Certificate of Incorporation”) to effect a reverse stock split of the common stock, at a ratio not less than 1-for-2,000 and not greater than 1-for-4,000 (the “Reverse Stock Split”), followed immediately by a forward stock split of the common stock at a ratio not less than 2,000-for-1 and not greater than 4,000-for-1 (the “Forward Stock Split,” and together with the Reverse Stock Split, the “Stock Split,” and the Stock Split and the subsequent delisting and deregistration of the common stock as described in this proxy statement, collectively, the “Transaction”), as part of the Company’s plan to delist the common stock from the Nasdaq Capital Market and terminate the registration of  (or “deregister”) the common stock under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend the Company’s duty to file periodic reports and other information with the Securities and Exchange Commission (the “SEC”) under Section 13(a) thereunder. Copies of the Reverse Stock Split and Forward Stock Split amendments to the Certificate of Incorporation are attached as Annex A and Annex B, respectively, to this proxy statement.

•
Stockholders owning fewer than the minimum number of shares immediately prior to the effective time of the Reverse Stock Split, which, depending on the Stock Split ratios chosen by the Board, would be between 2,000 and 4,000 (the “Minimum Number”), whom we refer to as “Cashed Out Stockholders,” will receive $6.60 in cash, without interest, for each share held at the effective time of the Reverse Stock Split (the “effective time”), and they will no longer be stockholders of the Company.

•
Stockholders who own a number of shares of common stock equal to or greater than the Minimum Number immediately prior to the effective time, whom we refer to as “Continuing Stockholders,” will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. The Forward Stock Split that will immediately follow the Reverse Stock Split will reconvert whole shares and fractional share interests held by the Continuing Stockholders back into the same number of shares of common stock they held immediately before the effective time. As a result, the total number of shares of common stock held by a Continuing Stockholder will not change.

See “Special Factors Relating to the Transaction — Effects of the Transaction” beginning on page 18.
Purpose of and Reasons for the Transaction
•
The Transaction Committee and the Board have determined that the costs of remaining an SEC reporting company outweigh the benefits and, thus, it is no longer in the interest of the Company’s stockholders, including unaffiliated stockholders (consisting of stockholders other than Company executive officers, directors and stockholders who own more than 10% of the Company outstanding common stock), for the Company to remain an SEC reporting company.

•
The primary purpose of the Transaction is to enable the Company to reduce the number of record holders of its common stock to below 300 and to maintain such level, which is the level at which SEC public reporting is required. After the completion of the Transaction, we intend to delist our common stock from the Nasdaq Capital Market and cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. Our common stock would not be eligible for listing on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.

•
The principal reasons for the Board approving the proposed “going dark” transaction and recommending that stockholders approve the Reverse Stock Split Proposal are as follows: (1) the Company’s public cost structure is disproportionate to the sales level of its business; (2) the Company currently realizes none of the traditional benefits of public company status; (3) public company status requires significant management time and limits operational flexibility; (4) our common stock has limited trading volume and liquidity for small stockholdings and the Transaction will allow our smallest stockholders with the ability to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions (if applicable); and (5) the Board’s decision to approve the proposed “going dark” transaction and its specific terms was the result of an independent and rigorous process to determine the best course for all the Company’s stockholders.

See “Special Factors Relating to the Transaction — Purpose of and Reasons for the Transaction” beginning on page 13.
Effects of the Transaction
As a result of the Transaction:
•
We expect to reduce the number of our stockholders of record to below 300 and to maintain such level, which will allow us to cease the registration of our shares of common stock under the Exchange Act. Effective on and following the termination of the registration of our common stock under the Exchange Act, we will no longer be subject to any reporting requirements under the Exchange Act or the rules of the SEC applicable to SEC reporting companies. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements required by the SEC.

•
We will no longer be subject to the provisions of the Sarbanes-Oxley Act and other requirements applicable to a public company, including those required by the listing standards of a national stock exchange.

•
Our executive officers, directors and 10% stockholders will no longer be subject to the reporting requirements of Section 16 of the Exchange Act or be subject to the prohibitions against retaining short-swing profits in our shares of common stock. Persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•
We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•
Our shares of common stock will no longer be traded on the Nasdaq Capital Market and will not be eligible for listing on the New York Stock Exchange or The Nasdaq Stock Market LLC. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the OTC Pink Limited Market (the “Pink Limited Market”), if one or more brokers chooses to make a market for our common stock there, subject to applicable regulatory requirements; however, there can be no assurances regarding any such trading.

•
Holders of fewer than the Minimum Number immediately prior to the effective time of the Reverse Stock Split will receive a cash payment of $6.60, without interest, for each share of common stock they hold, will no longer have any ownership interest in us, and will cease to participate in any of our future earnings and growth.

•
Holders of a number of shares of common stock equal to or greater than the Minimum Number immediately prior the effective time of the Reverse Stock Split will not receive any payment for their shares and, immediately following the Forward Stock Split, will continue to hold the same number of shares as before the Reverse Stock Split.

•
Options evidencing rights to purchase shares of our common stock would be unaffected by the Stock Split because such options will, after the Stock Split, be exercisable into the same number of shares of our common stock as they were before the Stock Split.

•
Since our obligation to file periodic and other filings with the SEC will be suspended, Continuing Stockholders will no longer have access to publicly filed audited financial statements, information about executive compensation and other information about us and our business, operations and financial performance. We intend to continue to prepare audited annual financial statements and quarterly unaudited financial statements and plan to make available to our stockholders audited annual financial statements and unaudited quarterly financial statements. Nonetheless, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or take actions by written consent of our stockholders in lieu of meetings.
See “Special Factors Relating to the Transaction — Effects of the Transaction” beginning on page 18, “Special Factors Relating to the Transaction — Fairness of the Transaction” beginning on page 23, and “Special Factors Relating to the Transaction — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons” beginning on page 36.
Transaction Committee and Board Recommendations of the Transaction
•
In the course of the performance of its duties to review, assess and negotiate certain transactions requiring Board approval, including the potential deregistration of the Company’s securities, the Transaction Committee, with particular attention on increasing cost efficiencies, considered the Company’s public company reporting status and the benefits and costs of a “going dark” transaction with a view towards developing the terms of such a transaction to make a recommendation to the Board.

•
The Transaction Committee consists of Mark J. Bonney and Linda Solheid, each of whom is independent within the meaning of Rule 4200 of the Nasdaq Marketplace Rules and Rule 10A-3(b) of the Exchange Act. The Transaction Committee retained GuideCap Partners LLC (“GCP”), an investment banking firm, which has provided the Transaction Committee with a fairness opinion as to the Cash Payment to be paid in the Reverse Stock Split, a copy of which is attached to this proxy statement as Annex C. In addition to their regular Board fees paid pursuant to the Board compensation policy described elsewhere in this proxy statement, the members of the Transaction Committee receive a $10,000 quarterly fee.

•
The Transaction Committee and the Board determined that the Transaction is substantively and procedurally fair to, and in the best interests of, and the price to be paid per fractional share as a result of the Reverse Stock Split is fair to, our stockholders, including unaffiliated Cashed Out Stockholders and unaffiliated Continuing Stockholders. The participating members of the Board approved the Transaction and recommended the Reverse Stock Split to the stockholders of the Company for approval.

See “Special Factors Relating to the Transaction — Fairness of the Transaction” beginning on page 23.
Reservation of Rights
•
The Board has reserved the right to abandon the proposed Transaction at any time if it believes the Transaction is no longer in the best interests of our stockholders, whether prior to or following the Special Meeting.

See “Special Factors Relating to the Transaction — Background of the Transaction” beginning on page 15 and “Special Factors Relating to the Transaction — Fairness of the Transaction” beginning on page 23.
Fairness of the Transaction
•
The Transaction Committee and the Board fully considered and reviewed the terms, purpose, alternatives, effects and disadvantages of the Transaction, and each has determined that the Transaction, taken as a whole, is procedurally and substantively fair to, and in the best interests of, the unaffiliated Cashed Out Stockholders as well as the unaffiliated Continuing Stockholders.

•	The Transaction Committee and the Board considered a number of factors in reaching their determinations, including:
○	the fairness opinion prepared by GCP that the $6.60 cash out price is fair from a financial point of view to unaffiliated Cashed Out Stockholders;
○
the limited trading volume and liquidity of our shares of common stock and the effect of enabling our smallest stockholders, who represent a disproportionately large number of our record holders, to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions (if applicable); and

○	that our business and operations are expected to continue following the completion of the Transaction substantially as presently conducted.
•
Nonetheless, the Board believes that it is prudent to recognize that, between the date of this proxy statement and the date that the Stock Split will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a superior offer to our stockholders, a material change in our business or litigation affecting our ability to proceed with the Stock Split. In addition, if the Board determines the Reverse Stock Split would not have the intended effect of reducing the number of record holders of the Company’s common stock below 300, it would strongly consider changing the split ratio to a higher number. While unlikely, this could occur as a result of stockholders buying additional shares of our common stock in the open market prior to the Reverse Stock Split becoming effective.

Advantages of the Transaction
If the Stock Split occurs, there will be certain advantages to stockholders, including the following:
•
By completing the Transaction, deregistering our shares and eliminating our obligations under the Sarbanes-Oxley Act and our periodic reporting obligations under the Exchange Act, we expect to save approximately $2.4 million per year.

•	We will also save the significant amount of time and effort expended by our management and employees on the preparation of SEC filings and compliance with the Sarbanes-Oxley Act.
•
There is a relatively illiquid and limited trading market in our shares. Our smallest stockholders, who represent a large number of our record holders, will have the opportunity to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions (if applicable).

•
The Company’s directors and executive officers will be treated no differently in the Stock Split than unaffiliated stockholders, including unaffiliated Cashed Out Stockholders and unaffiliated Continuing Stockholders; however, because the number of shares owned by a stockholder is a factor considered in determining affiliate status, as a practical matter, the stock held by affiliated stockholders will not be cashed out in the Reverse Stock Split.

•	Our business and operations are expected to continue following the Transaction substantially as presently conducted.
See “Special Factors Relating to the Transaction — Purpose of and Reasons for the Transaction” beginning on page 13 and “Special Factors Relating to the Transaction — Fairness of the Transaction” beginning on page 23.
Disadvantages of the Transaction
If the Stock Split occurs, there will be certain disadvantages to stockholders, including the following:
•	Cashed Out Stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.
•
We will cease to file annual, quarterly, current, and other reports and documents with the SEC and stockholders will cease to receive annual reports and proxy statements required by the SEC. We intend to continue to prepare audited annual financial statements and quarterly unaudited financial statements and plan to make available to our stockholders audited annual financial statements and unaudited quarterly financial statements. Nonetheless, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or take actions by written consent of our stockholders in lieu of meetings.

•
We will no longer be listed on the Nasdaq Capital Market. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the Pink Limited Market, if one or more brokers chooses to make a market for our common stock there, subject to applicable regulatory requirements; however, there can be no assurances regarding any such trading. Because of the possible limited liquidity for our common stock, the termination of our obligation to publicly disclose financial and other information following the Stock Split, and the deregistration of our common stock under the Exchange Act, Continuing Stockholders may potentially experience a significant decrease in the value of their common stock.
•	We will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of the Nasdaq Capital Market.
•
Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•
We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•
We estimate that the cost of payment to Cashed Out Stockholders, professional fees and other expenses will total approximately $9.1 million, based on an assumed Reverse Stock Split ratio of 1-for-3,000, which is the mid-point of the range. We expect that our cash on hand together with borrowings under our Line of Credit (as defined below), if necessary, will provide us sufficient funds for payments to Cashed Out Stockholders.

•
Our public reporting obligations could be reinstated. If on the first day of any fiscal year after the suspension of our filing obligations we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

•
Under Delaware law, the Certificate of Incorporation and bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Reverse Stock Split Proposal.

•
Approval of the Reverse Stock Split requires the affirmative vote of a majority of the votes cast (in person or by proxy) by the stockholders entitled to vote on this proposal at the Special Meeting, and not a majority vote of unaffiliated stockholders.

See “Special Factors Relating to the Transaction — Disadvantages of the Transaction” beginning on page 25.
Funding of the Reverse Stock Split
•	We intend to use our cash on hand together with borrowings under our Line of Credit, if necessary, to fund payments to Cashed Out Stockholders.
Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons
•
Our directors and executive officers may have interests in the Stock Split that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest. As of October 22, 2025, approximately 36.9% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers.

See “Special Factors Relating to the Transaction — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons” beginning on page 36.
Vote Required for Approval of the Reverse Stock Split Proposal at the Special Meeting
•
A majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the purposes of the Special Meeting. The affirmative vote of a majority of the votes cast (in person or by proxy) by the stockholders entitled to vote on this proposal at the Special Meeting is required for the adoption of the Reverse Stock Split Proposal.

•
As of October 22, 2025, approximately 36.9% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (16,614,403 shares) “FOR” the Reverse Stock Split Proposal.

See “Special Factors Relating to the Transaction — Stockholder Approval” beginning on page 37.
Treatment of Beneficial Holders (Stockholders Holding Shares in “Street Name”)
•
We intend to treat stockholders holding our common stock in “street name” in the same manner as record holders. Prior to the Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many shares held by beneficial holders will be cashed out, and request that they effect the Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. Accordingly, if you hold your shares of common stock in “street name,” we encourage you to contact your bank, broker or other nominee.

See “Special Factors Relating to the Transaction — Effects of the Transaction” beginning on page 18.
Determination of Stockholders of Record
•
In determining whether the number of our stockholders of record will drop and remain below 300 for regulatory purposes, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holder of shares. Based on information available to us, as of October 22, 2025, there were approximately 3,341 holders of record of our shares of common stock.

See “Special Factors Relating to the Transaction — Effects of the Transaction” beginning on page 18.
Effectiveness of the Stock Split
•
We anticipate that the Stock Split will be effected as soon as possible after the date of the Special Meeting, although the Board has reserved the right not to proceed with the Stock Split if it believes it is no longer in the best interests of the Company’s stockholders. Following the effective date of the Stock Split, transmittal materials will be sent to those stockholders entitled to a cash payment that will describe how to turn in any stock certificates they may hold and receive the cash payments. Those stockholders entitled to a cash payment should not turn in their share certificates at this time. Stockholders who hold shares of common stock in book-entry form will not need to return anything to receive their cash payments.

See “Special Factors Relating to the Transaction — Effective Date” on page 37.
Financing for the Stock Split
•
Based on information we have received as of October 22, 2025 from Broadridge Corporate Issuer Services, a division of Broadridge Financial Solutions, Inc. (“Broadridge”), we estimate that the total funds required to pay the consideration to Cashed Out Stockholders and other costs of the Stock Split will be approximately $9.1 million, based on an assumed Reverse Stock Split ratio of 1-for-3,000. This total amount could be larger or smaller depending on, among other things, the number of shares of common stock that will be outstanding after the Stock Split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, or an increase in the costs and expenses of the Transaction.

•	We intend that payments to Cashed Out Stockholders and the costs of the Stock Split will be paid from the Company’s cash on hand together with borrowings under our Line of Credit, if necessary.
See “Special Factors Relating to the Transaction — Source of Funds and Expenses” beginning on page 36.

Recent Market Prices of the Company’s Common Stock
•
The closing prices of our common stock on October 3, 2025, the last trading day before the public announcement of the approval of the Transaction by the Board, and on the record date, were $5.91 per share and $6.28 per share, respectively.

See “Information About the Company — Market Price of Common Stock” beginning on page 46.
No Appraisal or Dissenters’ Rights
•
Under Delaware law, the Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Reverse Stock Split Proposal.

See “Special Factors Relating to the Transaction — No Appraisal or Dissenters’ Rights” beginning on page 39.
Material U.S. Federal Income Tax Consequences
•
Generally, a Cashed Out Stockholder who receives cash for a fractional share as a result of the Stock Split will recognize capital gain or loss for U.S. federal income tax purposes. A Continuing Stockholder who does not receive cash for a fractional share as a result of the Stock Split generally will not recognize any gain or loss for U.S. federal income tax purposes.

See “Special Factors Relating to the Transaction — Material U.S. Federal Income Tax Consequences” beginning on page 33.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION
Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.
What proposal am I being asked to vote on relating to the Transaction?
Our stockholders will consider and vote on one proposal relating to the Transaction:
1.
The proposal relating to an amendment of the Certificate of Incorporation to effect a reverse stock split of our shares of common stock at a ratio not less than 1-for-2,000 and not greater than 1-for-4,000, which will be followed immediately by an amendment of the Certificate of Incorporation to effect a forward stock split of our shares of common stock at a ratio not less than 2,000-for-1 and not greater than 4,000-for-1. Stockholders whose shares are converted into less than one share of our common stock as a result of the Reverse Stock Split (meaning they own fewer than the Minimum Number immediately prior to the effective time of the Stock Split —  which is the time that the certificate of amendment to the Certificate of Incorporation to effect the Reverse Stock Split is filed with the Secretary of State of the State of Delaware) will receive $6.60 in cash, without interest, for each share of our common stock held by them immediately before the Reverse Stock Split. Stockholders who own a number of shares of common stock equal to or greater than the Minimum Number immediately prior to the effective time of the Stock Split will continue to own the same number of shares of our common stock after the completion of the Stock Split.

What is the purpose of the Stock Split?
The primary purpose of the Stock Split is to enable us to reduce the number of record holders of our common stock to below 300 and to maintain such level, which is the level at which SEC public reporting is required. After the Stock Split, we intend to delist our common stock from the Nasdaq Capital Market and cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange Act, we would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. Our common stock also would not be eligible for listing on the New York Stock Exchange or any other tier of The Nasdaq Stock Market LLC.
What does the deregistration of our common stock mean?
Effective on and following the termination of the registration of our common stock under the Exchange Act, we will no longer have to file annual, quarterly and other reports with the SEC, and our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock. Persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. In addition, we will take action to delist our common stock from the Nasdaq Capital Market and we will no longer be subject to its rules. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the Pink Limited Market, if one or more brokers chooses to make a market for our common stock there, subject to applicable regulatory requirements; however, there can be no assurances regarding any such trading.
What is the OTC Pink Limited Market?
The Pink Limited Market is the lowest tier of the four marketplaces for trading on the OTC securities market, which is a broker platform for trading securities operated by the OTC Markets Group Inc. For more information about the OTC Markets Group, see https://www.otcmarkets.com/. To be traded there, a broker dealer would need to submit a Form 211 with the Financial Industry Regulatory Authority (FINRA) and obtain FINRA approval for trading in our common stock, subject to applicable regulatory requirements. For more information about The Pink Limited Market, see https://www.otcmarkets.com/corporate-services/pink-market. Since September 2021, Exchange Act Rule 15c2-11 prohibits brokers from quoting securities of issuers that fail to make publicly available certain current information as described in Rule 15c2-11. There can be no assurance that any trading market will emerge following the deregistration and delisting of our common stock, or, if it does, how long it might last.
What will I receive in the Stock Split?
If you own fewer than the Minimum Number immediately prior to the effective time of the Stock Split, you will receive $6.60 in cash, without interest, from us for each pre-Reverse Stock Split share that you own. If you own a number of shares of our common stock equal to or greater than the Minimum Number immediately prior to the effective time of the Stock Split, you will not receive any cash payment for your shares in connection with the Stock Split and will continue to hold immediately following the Stock Split the same number of shares of our common stock as you held before the Stock Split.
What potential conflicts of interest are posed by the Transaction?
Our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest. As of October 22, 2025, approximately 36.9% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers. The directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (16,614,403 shares) “FOR” the Reverse Stock Split Proposal.
We intend that payments to Cashed Out Stockholders and the costs of the Transaction will be paid from the Company’s cash on hand together with borrowings under our Line of Credit, if necessary. The potential Transaction was reviewed and recommended to the Board by the independent Transaction Committee consisting of Mr. Bonney and Ms. Solheid, each an independent and disinterested director of the Company.
Why is the Company proposing to carry out a Forward Stock Split following the Reverse Stock Split?
The Forward Stock Split is not necessary for us to reduce the number of holders of record of our shares of common stock and to deregister our shares of common stock under the Exchange Act. However, we have determined that it is in the best interests of our stockholders to effect the Forward Stock Split to avoid an unusually high stock price after the Stock Split, to facilitate trading of the shares held by Continuing Stockholders either in private transactions or potentially on the Pink Limited Market, to mitigate any loss of liquidity in our shares of common stock that may result from the Reverse Stock Split and to avoid the administrative burden and cost associated with cashing out fractional shares of Continuing Stockholders.
What if I hold fewer than the Minimum Number and hold all of my shares in “street name”?
If you hold fewer than the Minimum Number and hold your shares of our common stock in “street name,” your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you. It is possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold a total number of shares of our common stock equal to or greater than the Minimum Number. Therefore, depending upon their procedures, they may not be obligated to treat the Stock Split as affecting beneficial holders’ shares. We intend to treat stockholders holding our common stock in “street name” in the same manner as record holders. Prior to the Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many shares held by beneficial holders will be cashed out, and request that they effect the Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. Accordingly, if you hold your shares of common stock in “street name,” we encourage you to contact your bank, broker or other nominee.
What happens if I own beneficially a total number of shares of common stock equal to or greater than the Minimum Number of shares or more shares of common stock, but I hold fewer than the Minimum Number of record in my name and fewer than the Minimum Number with my broker in “street name”?
We may not have the information to compare your holdings in two or more different brokerage firms. As a result, if you hold a number of shares of common stock equal to or greater than the Minimum Number, you may nevertheless have your shares cashed out if you hold them in a combination of accounts in several brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Reverse Stock Split, we recommend that you combine your holdings in one brokerage account or become a record holder prior to the effective time of the Reverse Stock Split. You should be able to determine whether your shares will be cashed out by examining your brokerage account statements to see if you hold a number of shares of common stock equal to or greater than the Minimum Number in any one account. To determine the Reverse Stock Split’s effect on any shares you hold in “street name” (and possible payment of the cash consideration), you should contact your broker, bank or other nominee.

If I own fewer than the Minimum Number, is there any way I can continue to be a stockholder of the Company after the Reverse Stock Split?
If you own fewer than the Minimum Number before the Reverse Stock Split, the only way you can continue to be a stockholder of the Company after the Reverse Stock Split is to purchase, prior to the effective time of the Reverse Stock Split, sufficient additional shares to cause you to own the Minimum Number at the effective time of the Reverse Stock Split. However, given the historically limited liquidity in our stock, we cannot assure you that any shares will be available for purchase and thus there is a risk that you may not be able to purchase sufficient shares to achieve or exceed the Minimum Number. In this instance, you would no longer remain a stockholder after the effective time of the Reverse Stock Split.
Is there anything I can do if I own a number of shares of common stock equal to or greater than the Minimum Number, but would like to take advantage of the opportunity to receive cash for my shares as a result of the Reverse Stock Split?
If you own a number of shares of common stock equal to or greater than the Minimum Number before the effective time of the Reverse Stock Split, you can only receive cash for all of your shares if, prior to the effective time of the Reverse Stock Split, you reduce your stock ownership to fewer than the Minimum Number by selling or otherwise transferring shares. However, we cannot assure you that any purchaser for your shares will be available.
Could the Stock Split not happen?
Yes. The Reverse Stock Split cannot occur without the requisite approval by the stockholders at the Special Meeting. Further, even if such approval is obtained, the Board has reserved the right not to proceed with the Stock Split if it believes it is no longer in the best interests of the stockholders. See “What vote is required to approve the Reverse Stock Split Proposal?” and “If the Stock Split is approved by the stockholders, can the Board determine not to proceed with the Stock Split?”
Will my shares be voted if I do not vote?
If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote in accordance with the procedures described in “About the Special Meeting”.
If your shares are held in “street name” by your broker, bank or other nominee and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described in “About the Special Meeting”, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the proposal to approve the adjournment of the Special Meeting (Proposal 2 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Special Meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in “street name” for the Reverse Stock Split Proposal (Proposal 1).
What vote is required to approve the Reverse Stock Split Proposal?
Once a quorum has been established, the affirmative vote of a majority of the votes cast (in person or by proxy) by the stockholders entitled to vote on the Reverse Stock Split Proposal at the Special Meeting is required for the adoption of the Reverse Stock Split Proposal and, accordingly, to proceed with the Transaction.
What will happen if the Reverse Stock Split Proposal is approved by the Company’s stockholders?
Assuming that we have fewer than 300 record holders of our common stock after the Reverse Stock Split, we will file applicable forms with the SEC to deregister our shares of common stock under the federal securities laws and to delist our shares from the Nasdaq Capital Market. Upon the effectiveness of those filings, we would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies and Nasdaq Capital Market rules applicable to listed companies. We will also no longer be subject to the provisions of the Sarbanes-Oxley Act and other regulations applicable to public reporting companies. In addition, Cashed Out Stockholders will no longer have a continuing interest as our stockholders and will not share in any future increase in our value. Our common stock also would cease to be listed on the Nasdaq Capital Market and would not be eligible for listing on the New York Stock Exchange or The Nasdaq Stock Market LLC. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the Pink Limited Market, if one or more brokers choose to make a market for our common stock there, subject to appliable regulatory requirements; however, there can be no assurances regarding any such trading.
What will happen if the Reverse Stock Split Proposal is not approved?
The Board’s current view is that implementation of the Stock Split to enable the deregistration/delisting of our common stock is in the best interests of the Company’s stockholders for the reasons discussed above. However, if the Reverse Stock Split is not approved, the Company will be not able to move forward with the deregistration/delisting of our common stock unless the number of record holders of our common stock falls below 300. In the meantime, we will continue to operate our business as presently conducted.
What are the federal income tax consequences of the Stock Split to me?
If you are not subject to any special rules that may be applicable to you under federal tax laws, then generally, a Cashed Out Stockholder that receives cash for a fractional share as a result of the Stock Split will recognize a capital gain or loss for United States federal income tax purposes. A Continuing Stockholder will not recognize any gain or loss for United States federal income tax purposes. We urge you to consult with your personal tax advisor with regard to the tax consequences to you of the Stock Split.
Should I send in my certificates now?
No. After the Stock Split is completed, we will send instructions on how to receive any cash payment to which you may be entitled.
What is the total cost of the Transaction to the Company?
Since we do not know how many record and beneficial holders of our common stock will be Cashed Out Stockholders, we do not know the exact cost of the Reverse Stock Split. However, based on information that we have received as of October 22, 2025 from Broadridge with regard to the size of holdings of those stockholders who may hold shares in “street name,” we believe that our total cash requirement to cash out fractional shares in the Reverse Stock Split will be approximately $8.6 million based on an assumed Reverse Stock Split ratio of 1-for-3,000. We estimate that our total legal, accounting, and financial advisory fees and other costs to effect the Transaction will be approximately $523,000. Our total Transaction-related expenses could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Stock Split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, a deviation from the assumed 1-for-3,000 Reverse Stock Split ratio or an increase in the costs and expenses of the Transaction.
Am I entitled to appraisal rights in connection with the Transaction?
No. Under Delaware law, the Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Reverse Stock Split Proposal.

SPECIAL FACTORS RELATING TO THE TRANSACTION
Purpose of and Reasons for the Transaction
The primary purpose of the Transaction is to enable the Company to cause the number of record holders of its common stock to fall below 300, which is the level at which SEC public reporting is required. After the completion of the Transaction, we intend to delist our common stock from the Nasdaq Capital Market and cease registration of our common stock under the Exchange Act. As a result, effective on and following the termination of the registration of our common stock under the Exchange Act, the Company would no longer be subject to the reporting requirements under the Exchange Act, or other requirements applicable to a public company, including requirements under the Sarbanes-Oxley Act and the listing standards of a national stock exchange. Our common stock would not be eligible for listing on the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market.
The Transaction Committee and the Board has determined that the costs of being an SEC reporting company outweigh the benefits and, thus, it is no longer in the best interests of our stockholders, including our unaffiliated stockholders (consisting of stockholders other than our executive officers, directors and stockholders who own more than 10% of our outstanding common stock), for us to remain an SEC reporting company.
The principal reasons for the Board approving the proposed “going dark” transaction and recommending that stockholders approve each of the proposals herein relating to the Transaction are as follows:
•
The Company’s public cost structure is disproportionate to the sales level of its business. The Company’s management has estimated the average direct costs of being a public company (inclusive of accounting, legal, printing and other miscellaneous costs) are approximately $2.4 million annually. However, despite this significant expense outlay and time required of management, the Company has not realized, and in the Board’s view likely never will in the future realize, any of the traditional benefits of public company status, as described below. By eliminating the expenses associated with public company reporting and freeing management from the distractions of public company matters, the Company will have an ongoing cost structure befitting its current and foreseeable scale of operations and management will be freed to focus entirely on operations and pursuing revenue growth.

Our estimated total costs in different expense categories should we remain an SEC reporting company are described in greater detail below:

Costs	Actual 2023 Expenses	Actual 2024 Expenses	Projected 2025 Expenses	Projected 2026 Expenses
Accounting and Related Professional Services	$1,045,000	$1,042,000	$1,014,000	$1,065,000
Legal	$210,000	$232,000	$251,000	$264,000
Nasdaq Stock Market Fees	$84,000	$88,000	$92,000	$97,000
Directors and Officers Insurance	$1,212,000	$709,000	$709,000	$700,000
Other public company costs, including costs associated with proxy and annual report printing and mailing, transfer agent fees, public relations, stockholder communications and other miscellaneous costs	$122,000	$110,000	$152,000	$160,000
Total public company costs paid to service providers	$2,673,000	$2,181,000	$2,218,000	$2,286,000

We ultimately expect to realize approximately $1,448,000 of recurring annual cost savings currently paid to various service providers. These estimated savings relate to: (1) fees paid to independent public accounting firms and other accounting professional services of approximately $664,000 for audits, the review of our SEC periodic reports and related expenses; (2) fees paid to legal counsel of approximately $251,000 associated with securities law compliance; (3) fees paid to insurance providers of approximately $309,000 associated with Director and Officers Insurance policies; (4) fees paid to Nasdaq of approximately $92,000 associated our listing fees and other services; and (5) the net reduction in costs and expenses associated with filing our annual, periodic and current reports and other documents, such as proxy statements and Section 16 filings with the SEC, printing, mailing and other costs of the annual reports to stockholders, proxy statements, investor relations related expenses and other miscellaneous costs of approximately $132,000.

We also anticipate realizing approximately $909,000 of additional recurring annual cost savings associated with the restructuring of our accounting and information technology functions, which together with the cost savings mentioned above results in an aggregate annual savings of approximately $2.4 million. The anticipated savings relate to base pay, incentive compensation and benefits costs paid to employees who support SEC reporting and Sarbanes Oxley compliance efforts.
We believe the projected fiscal 2026 public company costs that would be paid to service providers of approximately 2,286,000 are indicative of the annual costs we would pay to service providers going forward if we remained an SEC reporting company. Additionally, if we remained an SEC reporting company, we would continue to employ individuals in our accounting and information technology functions with specialized knowledge related to SEC reporting and Sarbanes Oxley compliance. We anticipate the incremental staffing costs of remaining an SEC reporting company in 2026 would be approximately $936,000, which would be indicative of the annual staffing costs going forward if we remained an SEC reporting company. Please note, however, that the annual costs are only estimates and the actual costs we realize may be higher or lower than the estimates set forth in the table above. Likewise, our projected annual cost savings are only estimates, and those cost savings could be higher or lower than the amounts set forth above. Following the Stock Split, we intend to continue to have our financial statements audited by a public accounting firm. However, the scope of these procedures would be reduced, given the lack of public company reporting requirements. In addition, there will be a more limited need for legal counsel if we no longer file reports with the SEC. Some estimates were more subjective, such as savings in transfer agent’s fees because of a reduction in the number of stockholder accounts to be handled, a reduction in printing and other related costs of distributions to stockholders, and a reduction in our investor relations website costs.
•
The Company currently realizes none of the traditional benefits of public company status. During the last ten years, we have not raised capital from the public markets, effectively used our common stock as deal consideration or otherwise attracted interest from institutional investors or market analysts. Liquidity for our common stockholders has been limited on the Nasdaq Capital Market. Despite the lack of benefits, we incur all of the significant annual expenses and indirect costs associated with being a public company.

•
Public company status requires significant management time and limits operational flexibility. The costs described above do not include any estimate for the overall time expended by our management and employees on preparing the periodic and other reports required of SEC reporting companies under the Exchange Act, complying with the Sarbanes-Oxley Act, and managing stockholder relations and communications. If we are a non-SEC reporting company, we believe management will have more time to focus on managing the Company’s businesses and undertaking new initiatives that may result in greater long-term growth and increased stockholder value. Additionally, due to the public market’s focus on quarterly results, smaller public companies such as ours are required to focus on short-term goals, such as quarterly financial results, often at the expense of longer-term objectives. If we are no longer a public reporting company, we believe management will be able to devote more time to sustaining long-term growth without an undue emphasis on short-term financial results. We will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws. We also anticipate realizing intangible benefits, in addition to the financial benefits, for not being subject to the filing obligations under the securities laws.

•
Our common stock has limited trading volume and liquidity for small stockholdings, and the Transaction will afford our smallest stockholders the opportunity to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions (if applicable). The Board believes that holders of small amounts of shares of our common stock may be deterred from selling their shares because of the lack of an active trading market and disproportionately high brokerage costs. Based on our review of a list of record holders of our common stock as of October 22, 2025 furnished to us by Broadridge, as well as information we have received regarding the holdings of beneficial owners of our common stock held in “street name,” we estimate that there are approximately 108 and 108 holders of record of fewer than 2,000 and 4,000 shares of our common stock, respectively, and approximately 2,914 and 3,035 beneficial holders of fewer than 2,000 and 4,000 shares of our common stock, respectively, in “street name.” In addition, our common stock has been and continues to be thinly traded. The average daily trading volume of our common stock from January 2, 2024 to October 3, 2025

(the trading day prior to the announcement of the approval of the Transaction by the Company) was approximately 68,476 shares per day. The trading of even a small number of shares may have a disproportionate effect on the price of our shares in the public market. Pursuant to the Transaction, our small stockholders (those holding fewer than the denominator in the Reverse Stock Split selected by the Board following stockholder approval thereof), who represent a large number of our stockholders, will have the ability to liquidate their holdings in us and receive a fair price in cash for their shares, without incurring brokerage commissions (if applicable). See “Background of the Transaction” for a discussion of the circumstances that lead to the Board’s determination to undertake the Stock Split at this time, as opposed to another time.
•
The Board decision to approve the proposed “going dark” transaction and its specific terms was the result of an independent and rigorous process to determine the best course for all the Company’s stockholders. The Transaction Committee had previously considered other alternatives, both organic initiatives, strategic alternatives and cost saving measures, to promote stockholder value and determined that the “going dark” transaction was in the best interests of all stockholders. The cash-out price for fractional shares was supported by careful analysis and a fairness opinion from GCP. See “Special Factors Relating to the Transaction—Fairness Opinion of Financial Advisor”. The Company has not entered into any voting or support agreements with any stockholders.

Background of the Transaction
The following chronology summarizes the key events that led to the Board’s determination to proceed with the Transaction. This chronology does not catalogue every interaction of or among members of the Board and the Transaction Committee, members of the Company’s management, the Company’s financial or legal advisors, or any other person.
The specialty retailer of man-made and natural stone tiles, luxury vinyl tiles, setting and maintenance materials, and related accessories in the United States business in which the Company operates is intensely competitive, both in terms of price and service. Many of the Company’s competitors are larger providers that, through large-scale networks, are able to realize cost efficiencies that enable them to offer lower pricing to their customers. Additionally, our larger competitors have greater financial resources than we do, enabling them to offer a range of products and services broader than our offerings and pursue other initiatives that may allow them to compete more effectively in our evolving industry. Our financial results, like those of our competitors, are impacted by a number of factors, principally the extent to which we can gain new customers, competitive pricing, our customers’ budgets, and general economic conditions. Our financial results have also been impacted by the downturn in the housing market and reduced demand for home improvement. Over the last 12 months we have also taken several cost cutting measures, including closing two of our distribution centers and two stores, reducing our corporate workforce by approximately one third and cutting expense budgets across departments. We continue to place an emphasis in the near-term on continued efforts to reduce expenses, capital investments and identify efficiencies across our business.
The Board and the Company’s senior management continuously review and evaluate the Company’s business and strategies with the aim of increasing stockholder value. These considerations have involved conducting a review of strategic alternatives to identify whether third parties would have any interest in pursuing a potential sale or merger of the Company or whether the delisting and deregistering would be in the best interest of stockholders long term.
The following describes the background to the Transaction − the material events leading to the Board’s decision that the Company would be a stronger company and better able to enhance stockholder value over the long-term if it was no longer a Nasdaq-listed and public reporting company and that taking such steps would be in the best interests of all of the Company’s stockholders.
On August 7, 2020, the Board established the Transaction Committee comprised solely of independent directors for the purpose of reviewing, assessing and negotiating certain Company transactions requiring Board approval, including the deregistration of the Company’s securities.
On June 13, 2025, the Transaction Committee, as part of its routine activities, held a meeting during which it discussed the cost saving measures the Company had taken and additional measures the Company could seek to take, including a potential “going dark” transaction. The Transaction Committee discussed the means of funding the cost of such a transaction, and the Transaction Committee weighed various options, including using the Company’s cash on hand and seeking an external financing source.

On June 27, 2025, a representative of the Transaction Committee met with a representative of GCP to evaluate GCP’s qualifications to assist in evaluating a potential “going dark” transaction. Following this meeting, the Transaction Committee determined to engage GCP because of its experience in similar transactions and its professional reputation as an independent financial advisor. Additionally, the Transaction Committee determined that there were no relationships that would impair GCP’s ability to provide fully independent advice to the Transaction Committee. Such engagement was formalized on July 22, 2025.
On July 9, 2025, the Board held a meeting during which it discussed, among topics, a potential “going dark” transaction by means of a reverse stock split, including whether such a transaction would be in the best interests of the Company’s stockholders. The Board discussed the means of funding the cost of such a transaction, and the Board weighed various options, including using the Company’s cash on hand and seeking an external financing source. The Board determined to engage Sullivan & Worcester LLP (“Sullivan”) as its legal advisor because of its experience and expertise in both corporate and securities matters, including transactions similar to the Transaction, and corporate governance and fiduciary matters. The Board determined that there were no relationships that would impair Sullivan’s ability to provide fully independent advice to the Transaction Committee.
On July22, 2025, the Board held a meeting during which during which it continued to discuss the potential “going dark” transaction. In support of the Company’s effort to delist and deregister the common stock the Transaction Committee had proposed the engagement of GCP, to act as financial advisor to the Committee.The Board also unanimously ratified the entry into engagement letters with Sullivan and GCP.
On August 15, 2025, the Transaction Committee held a meeting during which it continued to discuss the potential “going dark” transaction and actions taken to date and management’s preparation of preliminary forecasts to further evaluate the potential cost savings from a “going dark” transaction.
In August 2025, the Transaction Committee and its advisors, together with the Company’s management, evaluated the potential costs and structure of a potential “going dark” transaction. During this meeting, the Transaction Committee discussed preliminary forecasts prepared by Company (the “Preliminary Forecasts”), which once finalized would be used as the basis for a discounted cash flow analysis, among other analyses, it being understood that any financial forecasts to be used by any financial advisor of the Company for purposes of its fairness opinion would need to be approved by the Transaction Committee and the Board. The Transaction Committee noted that financial forecasts of the Company was a necessary factor to estimate a potential per-share cash out price for fractional shares and thereby an estimated cost of a reverse stock split needed to implement a potential “going dark” transaction.
On August 19, 2025, the Transaction Committee held a meeting to review the Preliminary Forecasts and determined to approve the Preliminary Forecasts and recommend it to the Board for approval.
On August 20, 2025, the Board held a meeting where the Transaction Committee reviewed and discussed the Preliminary Forecast, and following such discussion and based on the recommendation of the Transaction Committee, the Board approved the Preliminary Forecast.
In September 2025, the Transaction Committee and its advisors, together with Company management, continued to refine the Preliminary Forecasts and the underlying assumptions.
On September 5, 2025, the Transaction Committee held a meeting during which it was noted that following the approval of the Preliminary Forecasts by the Committee and the Board, it was determined that the Preliminary Forecasts had not correctly considered the impact of forecasted product cost increases and other factors on the projected sales of the Company in years 2026–2029, and that Company management was currently preparing revised financial forecasts to correct that oversight.
On September 6, 2025, the Transaction Committee held a meeting during which it considered the revised financial forecasts (the “Final Forecasts”) submitted by Company management, and following discussion, the Transaction Committee approved the Final Forecasts and recommend it to the Board for approval.
On September 9, 2025, the Board held a meeting where the Transaction Committee reviewed and discussed the Final Forecast, including the basis for the revised assumptions that were used to create the Final Forecasts and following such discussion and based on the recommendation of the Transaction Committee, the Board approved the Final Forecasts and, it was determined that at the Transaction Committee’s and the Board’s direction, the Final Forecasts be used and relied upon by GCP as the basis for the rendering of its fairness opinion and performing the financial analyses described in “—Opinion of Financial Advisor”, it being understood that the Final Forecasts were the only forecasts to be used by GCP for such purpose, as any prior draft management forecasts provided to GCP for purposes of its preliminary analyses and prior discussions with the Transaction Committee were preliminary only.
On September 11, 2025, the Transaction Committee held a meeting with GCP to receive the preliminary results of GCP’s financial analysis.
On October 3, 2025, the Transaction Committee held a telephonic meeting with representatives from GCP, Sullivan and management. The purpose of the meeting was to formally review the specific terms of a proposed transaction for recommendation to the Board. Sullivan reviewed the fiduciary duties of the Board in evaluating such a course of action. GCP then reviewed with the Transaction Committee its financial analyses, based on the Final Forecast, of the price to be paid in respect of fractional shares in the Transaction. Representatives of GCP then rendered to the Transaction Committee an oral opinion that, as of October 3, 2025, and subject to the assumptions, qualifications, and limitations set forth therein, that the Cash Payment is fair, from a financial point of view, to the unaffiliated Cashed Out Stockholders, excluding affiliated shareholders. The oral opinion of GCP was subsequently confirmed by the delivery of a written opinion delivered after the meeting, dated October 3, 2025. The Transaction Committee then unanimously resolved to recommend that the Board approve the Transaction.
On October 3, 2025, following the meeting of the Transaction Committee, the Board held a telephonic meeting with representatives from GCP, Sullivan and management. The purpose of the meeting was to consider the recommendation of the Transaction Committee. The Board reviewed in detail the recommendation made by the Transaction Committee, including the considerations of the proposal to the Company and its stockholders and other relevant factors, as well as the determination by GCP that the cash-out price of $6.60 for fractional shares was fair from a financial point of view to the Company’s unaffiliated Cashed Out Stockholders. Sullivan reiterated the Board fiduciary duties in evaluating such a course of action. Based on all the factors which had been considered by the Board and the information considered by and the recommendation of the Transaction Committee, although not relying upon any one factor but considering all factors as a whole, the Board specifically adopted the recommendations of the Transaction Committee and all factors that the Transaction Committee took into account in making its recommendations to the Board. The Board determined the Transaction would be substantively and procedurally fair to, and in the best interests of, all of the Company’s stockholders, including the unaffiliated stockholders who would be cashed-out in the Transaction and unaffiliated stockholders who would continue as owners of the Company, and the Board approved the Transaction, including the cash-out price of $6.60, and recommended that the Reverse Stock Split be presented to the Company’s stockholders for approval and that such stockholders approve the Reverse Stock Split. The Board also retained the right to abandon the Transaction, either before or after the vote of stockholders, if the Board determined that the Transaction was no longer in the best interests of the Company and its stockholders.
After the closing of Nasdaq trading on October 6, 2025, the Company issued a press release announcing its intention to pursue the Transaction.
Alternatives to the Transaction
As described in “— Background of the Transaction”, the Company has, for a number of years, reviewed and explored strategic alternatives with a goal of seeking greater value for the Company’s stockholders, including to identify whether third parties would have any interest in a potential sale or merger of the Company. Notwithstanding these efforts, the Company has been unsuccessful in attracting interest in such a strategic transaction. Based on its knowledge of industry participants, extensive past outreach and the Company’s current financial performance, the Board believed continuing to search for strategic alternatives for the Company in its current state was not likely to enhance stockholder value at this time. In the course of the performance of its duties to review, assess and negotiate certain transactions requiring Board approval, including the potential deregistration of the Company’s securities, the Transaction Committee, with particular attention on increasing cost efficiencies, considered the Company’s public company reporting status and the benefits and costs of a “going dark” transaction with a view towards developing the terms of such a transaction to make a recommendation to the Board. Accordingly, as described above, in making their determination to proceed with the Transaction, the Transaction Committee and the Board considered other methods of effecting a deregistration transaction, as well as maintaining the status quo. When considering the various alternatives to the Transaction, the primary focus was the level of assurance that the selected alternative would result in the Company reducing our record holders of common stock to fewer than 300 and maintaining that level, thus allowing us to achieve our objective, the time frame within which such alternative could reasonably be expected to be achieved, relative to the other alternatives under consideration, as well as the potential costs of the alternative transactions.
The Transaction Committee and the Board also considered maintaining the status quo. In that case, the Company would continue to incur the significant expenses of being an SEC reporting company without enjoying what it believes to be the benefits traditionally associated with SEC reporting company status, including, but not limited to, raising capital in the public markets, stock liquidity, business credibility and the ability to use its common stock as currency for acquisitions. However, the Transaction Committee and the Board believed that becoming a private company would be in the best interests of the Company’s stockholders and rejected this alternative.
After carefully reviewing all of the alternatives, for the reasons discussed above, the Transaction Committee recommended, and the Board approved, the Stock Split as the most expeditious and economical way of changing our status from that of a reporting company to that of a non-reporting company.
Effects of the Transaction
Effects of the Transaction on the Company. The Stock Split is designed to reduce the number of our stockholders of record to below 300 and to maintain such level, which will allow us to cease our reporting obligations with the SEC. In determining whether the number of our stockholders of record remains below 300 for regulatory purposes, we will count stockholders of record in accordance with Rule 12g5-1 under the Exchange Act. Rule 12g5-1 provides, with certain exceptions, that in determining whether issuers, including the Company, are subject to the registration provisions of the Exchange Act, securities are considered to be “held of record” by each person who is identified as the owner of such securities on the respective records of security holders maintained by or on behalf of the issuers. However, institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of these provisions. Rather, Cede & Co.’s and these depositories’ accounts are treated as the record holder of our shares. Based on information available to us as of October 22, 2025, we expect that as a result of the Reverse Stock Split the number of our stockholders of record would be reduced from approximately 3,341 to approximately 238 (based on an assumed Reverse Stock Split ratio of 1-for-3,000) and we estimate that there are approximately 2,995 beneficial holders in “street name” who own fewer than the Minimum Number and whose shares would be cashed out in the Reverse Stock Split.
We also believe the Transaction will have the following additional effects:
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Termination of Exchange Act Registration and Elimination of SEC Reporting Obligations. Our common stock is currently registered under the Exchange Act. The registration may be terminated upon application by us to the SEC if there are fewer than 300 holders of record of our common stock. We intend to file a Form 25 with the SEC to delist our common stock from the Nasdaq Capital Market and to deregister our common stock under Section 12(b) of the Exchange Act. We expect the delisting of our common stock will be effective 10 days after we file the Form 25 with the SEC and the deregistration of our common stock under Section 12(b) of the Exchange Act will take effect 90 days after the filing of the Form 25. Our duty to file periodic and current reports under Section 13(a) of the Exchange Act and the rules and regulations thereunder as a result of our common stock’s registration under Section 12(b) of the Exchange Act will be suspended 10 days after we file the Form 25 with the SEC. We will also be required to terminate our registration under other applicable provisions of the Exchange Act. Accordingly, we will also file with the SEC a Form 15 certifying that we have less than 300 stockholders. Our obligation to file periodic and current reports as a result of our common stock’s registration under those other provisions of the Exchange Act will be suspended immediately upon the filing the Form 15 with the SEC or automatically by operation of law on January 1, 2026 pursuant to Section 15(d) of the Exchange Act. After the 90-day waiting period following the filing of the Form 15: (1) our obligation to comply with the requirements of the proxy rules and to file proxy statements under Section 14 of the Exchange Act will also be terminated; (2) our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC and our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act; and (3) persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. However, following the filing of the Form 15 with the SEC, if on the first day of any fiscal year we have more than 300 stockholders of record we will once again become subject to the reporting requirements of the Exchange Act. Notwithstanding the foregoing, our duty to file periodic and current reports with the SEC will not be suspended with respect to the current fiscal year due to our existing registration statements filed under the Securities Act, including the Annual Report on Form 10-K for the fiscal year ending December 31, 2025. However, we intend to cease filing periodic and current reports required under the Exchange Act as soon as we are permitted to do so under applicable laws, rules and regulations. The Company will continue to be subject to the general anti-fraud provisions of applicable federal and state securities laws.
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Reduced Costs and Expenses. We expect to save approximately $2.4 million on an annual basis by becoming a non-reporting company. We also believe our management team, which currently spends a significant amount of time on activities related to compliance with the Exchange Act and Sarbanes-Oxley Act, will have more time to focus on managing the Company’s business and undertaking new initiatives that may result in greater long-term growth and increased stockholder value.

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Financial Effect of the Transaction. Based on information we have received as of October 22, 2025 from Broadridge, we believe that our total cash requirement to cash out fractional shares in the Reverse Stock Split will be approximately $8.6 million based on an assumed Reverse Stock Split ratio of 1-for-3,000. We estimate that our total legal, accounting, and financial advisory fees and other costs to effect the Transaction will be approximately $523,000, based on an assumed Reverse Stock Split ratio of 1-for-3,000. Our total Transaction-related expenses could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding after the Stock Split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, a deviation from the assumed 1-for-3,000 Reverse Stock Split ratio or an increase in the costs and expenses of the Transaction. The consideration to be paid to the Cashed Out Stockholders and the costs of the Stock Split will be paid from the Company’s cash on hand together with borrowings under our Line of Credit, if necessary. See “Special Factors Relating to the Transaction — Source of Funds and Expenses.” These costs will be offset over time by the cost savings of approximately $2.4 million per year we expect to realize as a result of the Transaction. See “Special Factors Relating to the Transaction — Purpose of and Reasons for the Transaction.”

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Conduct of our Business after the Transaction. We expect our business and operations following the Transaction to continue substantially as they are currently conducted, and except as described in this proxy statement, the Transaction is not expected to have any material effect upon the conduct of our business.

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Aggregate Stockholders’ Equity. Our aggregate stockholders’ equity will decrease from approximately $122,559,000 as of September 30, 2025 to approximately $113,409,813 on a pro forma basis (after giving effect to payment of Transaction-related costs in the amount of approximately $5.3 million, based on an assumed Reverse Stock Split of 1-for-3,000 consisting of approximately $8.6 million for the cash out of the shares of Cashed Out Stockholders based on an assumed Reverse Stock Split ratio of 1-for-3,000, approximately $523,000 representing the amount of other Transaction-related costs that have not been included in our historical financial statements).

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Book Value Per Share. Our book value per share of our common stock will decrease from $2.74 as of September 30, 2025 to approximately $2.61 per share of common stock on a pro forma basis (after giving effect to the payment of Transaction-related costs).

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Effect on Holders of Fewer than the Minimum Number and Treatment of Multiple Accounts. Following the Reverse Stock Split, holders of fewer than the Minimum Number would receive a cash payment of $6.60 per pre-split share, without interest, and would cease to be stockholders of the Company. Cashed Out Stockholders will have no further financial interest in us with respect to their cashed out shares and thus will not have the opportunity to participate in the potential appreciation in the value of such shares or our future growth.

The number of shares held by a stockholder of record in two or more separate but identical record holder accounts will be combined to determine the number of shares of our common stock owned by that holder and, accordingly, whether the holder will be a Cashed Out Stockholder or a Continuing Stockholder.
Shares held by record holders in joint accounts, such as by a husband and wife, and shares held in similar capacities will be treated separately and will not be combined with individual accounts in determining whether a holder will be a Cashed Out Stockholder or a Continuing Stockholder.

We intend to treat stockholders holding our common stock in “street name” in the same manner as record holders. Prior to the effective date of the Reverse Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in “street name,” ask them to provide us with information on how many fractional shares will be cashed out, and request that they effect the Stock Split for their beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Stock Split. As a result, a stockholder owning a number of shares of our common stock equal to or greater than the Minimum Number may nevertheless have those shares cashed out if the stockholder holds shares in a combination of  “street name” accounts and record holder accounts, or holds shares in separate accounts in several brokerage firms. If you are in this situation and desire to remain a stockholder of the Company after the Reverse Stock Split, you may consolidate your holdings into one brokerage account or record holder account prior to the effective date. Conversely, if you hold an account with less than the Minimum Number in “street name” and want to ensure that your shares are cashed out, you may want to change the manner in which your shares are held from “street name” into a record holder account in your own name so that you will be a record owner of the shares.
Examples of the effect of the Stock Split on both Cashed Out Stockholders and Continuing Stockholders are set forth below under the caption “Effects of the Transaction — Examples.”
Effect of the Transaction on Unaffiliated Stockholders Who Own a Number of Shares of Common Stock Equal to or Greater than the Minimum Number or More. For those unaffiliated stockholders who own a number of shares of common stock equal to or greater than the Minimum Number, the Transaction may have the following effects:
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Elimination of SEC Reporting Obligations and Compliance with the Sarbanes-Oxley Act. As described above, following the Reverse Stock Split, we intend to delist our common stock from the Nasdaq Capital Market and to the deregister our common stock under Section 12(b) of the Exchange Act. Following the deregistration of our common stock, our obligation to file periodic and current reports with the SEC will be suspended and we will no longer be subject to the provisions of the Sarbanes-Oxley Act or other requirements applicable to a public company, including those required by the listing standards of a national stock exchange.

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Effect on Market for Shares and Liquidity. Our common stock is currently listed on the Nasdaq Capital Market. After the termination of our reporting obligations under the Exchange Act, our common stock would no longer be listed on the Nasdaq Capital Market, which may have an adverse effect on the liquidity of our common stock. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the Pink Limited Market, which may adversely affect the liquidity of our common stock and result in a significantly increased spread between the bid and asked prices of our common stock. Additionally, the overall price of our stock may be significantly reduced due to the potential that investors may view the investment as inherently more risky given the fact that publicly available information about the Company will be significantly more limited. The average daily trading volume of the stock from January 2, 2024 to October 3, 2025 (the trading day prior to the announcement of the proposed Transaction by the Company) was approximately 68,476 shares per day.

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Cost Savings. As we noted above, we ultimately expect to realize recurring annual cost savings of approximately $2.4 million as a result of the Transaction. Our Continuing Stockholders, including our affiliated stockholders, will be the beneficiaries of these savings. See “Special Factors Relating to the Transaction —  Purpose of and Reasons for the Transaction.”

•	Outstanding Stock Options. The Stock Split will have no effect on outstanding options to purchase shares of our common stock.
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Reduction in Publicly Available Information. If we complete the Transaction as described in this proxy statement, our common stock will no longer be registered under the Exchange Act and we will no longer be a reporting company under the Exchange Act. We will, therefore, cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or take actions by written consent of our stockholders in lieu of meetings.

•	Audited Financial Statements. The Company intends to have its annual financial statements audited by a public accounting firm and made available to stockholders.
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Possible Decline in the Value of Our Common Stock. The possible limited liquidity of our common stock, the termination of our obligation to publicly disclose financial and other information following the completion of the Transaction and the deregistration of our common stock under the Exchange Act will make trading in our shares of common stock following the completion of the Transaction more difficult, which may cause the value of our common stock to decrease.

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Loss of Access to Public Markets. We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

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Aggregate Stockholders’ Equity. Our aggregate stockholders’ equity will decrease from approximately $122,559,000 as of September 30, 2025 to approximately $113,409,813 on a pro forma basis (after giving effect to payment of Transaction costs in the amount of approximately $591 million, based on an assumed Reverse Stock Split ratio of 1-for-3,000 consisting of approximately $8.6 million for the cash out of the shares of Cashed Out Stockholders based on an assumed Reverse Stock Split ratio of 1-for-3,000, approximately $523,000 representing the amount of other Transaction- related costs that have not been included in our historical financial statements).

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Book Value Per Share. Our book value per share of our common stock will decrease from $2.74 per share as of September 30, 2025 to approximately $2.61 per share of common stock on a pro forma basis (after giving effect to the payment of Transaction-related costs, net of funds received in the Transaction, and the issuance of shares of common stock in the Transaction).

Effect of the Transaction on Affiliated Stockholders. As of October 22, 2025, approximately 36.9% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (16,614,403 shares) “FOR” the Reverse Stock Split Proposal.
In addition, our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest, including holding options to purchase shares of our common stock that will remain outstanding following the Stock Split and will not be affected by the Reverse Stock Split.
See “Special Factors Relating to the Transaction — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons.”
As we noted above, we ultimately expect to realize recurring annual cost savings of approximately $2.4 million as a result of the Transaction. Our Continuing Stockholders, including our affiliated stockholders, will be the beneficiaries of these savings. See “Special Factors Relating to the Transaction — Purpose of and Reasons for the Transaction.”
Examples. The effect of the Stock Split on both Cashed Out Stockholders and Continuing Stockholders may be illustrated, in part, by the following examples, which assume a 1-for-3,000 reverse stock split and a 3,000-for-1 forward stock split:

Hypothetical Scenario	Result
Mr. Williams is a registered stockholder who holds 2,000 shares of our common stock of record in his name at the effective time of the Stock Split. Mr. Williams holds no other shares.	Mr. Williams will receive cash in the amount of $13,200, without interest, for the 2,000 shares of common stock held prior to the Reverse Stock Split.

Ms. Walker holds 2,500 shares of our common stock in a brokerage account at the effective time of the Transaction. Ms. Walker holds no other shares.
We intend to treat stockholders holding common stock in “street name” in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to effect the Transaction for their beneficial holders.

Hypothetical Scenario	Result

Assuming that they do so, Ms. Walker will receive cash in the amount of $16,500, without interest, for the 2,500 shares of common stock held prior to the Reverse Stock Split. If the bank, broker or nominee holding Ms. Walker’s shares have different procedures, or do not provide us with sufficient information on Ms. Walker’s holdings, then Ms. Walker may or may not receive cash for her shares depending on the number of shares held by the bank, broker or other nominee, which is the actual record holder of her shares.

Mr. Jackson holds 1,500 shares of our common stock of record in his name and 1,500 shares in a brokerage account at the effective time of the Stock Split. Mr. Jackson holds no other shares.
Each of Mr. Jackson’s holdings will be treated separately. Accordingly, assuming the brokerage firm with whom Mr. Jackson holds his shares in “street name” effects the Stock Split for its beneficial holders, Mr. Jackson will receive cash in the amount of $19,800, without interest, for the 3,000 shares of common stock held prior to the Reverse Stock Split.

Ms. Smith holds 3,000 shares of our common stock in her name and 3,000 shares in a brokerage account at the effective time of the Stock Split.	Ms. Smith will continue to hold 3,000 shares of common stock in her own name and 3,000 shares in a brokerage account after the Stock Split.

Mr. Martinez holds 2,000 shares of common stock in one brokerage account and 2,000 shares in another brokerage account at the effective time of the Stock Split.
Each of Mr. Martinez’ holdings will be treated separately. Assuming each of the brokerage firms with whom Mr. Martinez holds his shares in “street name” effect the Stock Split for their beneficial holders, Mr. Martinez will receive cash in the amount of  $26,400, without interest, for the 4,000 shares of common stock held prior to the Reverse Stock Split.

Ms. Taylor holds 1,500 shares in one record holder account and 1,500 shares in another identical record holder account at the effective time of the Stock Split.	Ms. Taylor will continue to hold 3,000 shares of common stock after the Reverse Stock Split.

Mr. Young and Ms. Young each hold 3,000 shares in separate, individual record holder accounts, but also hold 1,500 shares of common stock jointly in another record holder account.
Shares held in joint accounts will not be added to shares held individually in determining whether a stockholder will be a Cashed Out Stockholder or a Continuing Stockholder. Accordingly, Mr. Young and Ms. Young will each continue to own 3,000 shares of common stock after the Stock Split in their separate accounts, but will receive $9,900, without interest, for the shares held in their joint account.

Reservation of Rights
The Board has reserved the right to abandon the Transaction at any time if it believes that the Transaction is no longer in the best interests of our stockholders, whether prior to or following the Special Meeting.
Nasdaq Capital Market Listing; OTC Pink Limited Market
Our common stock is currently listed on the Nasdaq Capital Market. To obtain the cost savings we anticipate by no longer preparing and filing annual, periodic and current reports with the SEC, our common stock will need to be delisted from the Nasdaq Capital Market. Any trading in our common stock after the Stock Split and deregistration under the Exchange Act will only occur in privately negotiated sales and potentially on the Pink Limited Market, if one or more brokers chooses to make a market for our common stock there, subject to applicable regulatory requirements; however, there can be no assurances regarding any such trading.
The Pink Limited Market is the lowest tier of the four marketplaces for trading of OTC securities, which is a broker platform for trading securities operated the OTC Markets Group Inc. For more information about the OTC Markets Group, see https://www.otcmarkets.com/. To be traded there, a broker dealer would need to submit a Form 211 with the Financial Industry Regulatory Authority (FINRA) and obtain FINRA approval for trading in the common stock. Since September 2021, Exchange Act Rule 15c2-11 prohibits brokers from quoting securities of issuers that fail to make publicly available certain current information as described in Rule 15c2-11. For more information about The Pink Limited Market, see https://www.otcmarkets.com/corporate-services/pink-market.
The Pink Limited Market is not a stock exchange and we do not have the ability to list on, or control whether our shares are quoted on the Pink Limited Market. The price may be more or less than the current price on the Nasdaq Capital Market. In addition, the spread between the bid and asked prices of our common stock may be wider than on the Nasdaq Capital Market and the liquidity of our shares may be lower. There is no assurance, however, that there will be any Pink Limited Market quotations after the Stock Split or that, if such quotations begin, they will continue for any length of time.
Fairness of the Transaction
The Transaction Committee and the Board fully considered and reviewed the terms, purpose, alternatives and effects of the proposed Transaction, and each has determined that the Transaction is procedurally and substantively fair to all stockholders of the Company, including the unaffiliated stockholders who will receive cash consideration in the Reverse Stock Split and unaffiliated stockholders who will continue as owners of the Company.
The Board has unanimously approved the Transaction and recommends that stockholders vote “FOR” approval of the Reverse Stock Split Proposal. In order for the Transaction to be approved, holders of a majority of all the votes cast must give a “FOR” vote for the Reverse Stock Split Proposal.
Substantive Fairness. The Transaction Committee and the Board considered, among other things, the factors listed below, as well as the alternatives to the Transaction as noted above in “Special Factors Relating to the Transaction — Alternatives to the Transaction,” in reaching their conclusions as to the substantive fairness of the Transaction to our stockholders, including both unaffiliated Cashed Out Stockholders and unaffiliated Continuing Stockholders. The Transaction Committee and the Board did not assign specific weight to any factors they considered, nor did they apply them in a formulaic fashion, although they particularly noted the opportunity in the Reverse Stock Split for stockholders to receive a fair price in cash for their shares, without incurring brokerage commissions (if applicable), as well as the significant anticipated cost and time savings for the Company resulting from the Transaction, which will benefit Continuing Stockholders. The discussion below is not meant to be exhaustive, but we believe it addresses all material factors considered by the Transaction Committee and the Board in their determinations.
Future Cost and Time Savings. By eliminating costs associated with our public reporting and other related obligations, the Company ultimately expects to realize recurring annual cost savings of approximately $2.4 million. In addition, the Transaction Committee and the Board noted that the Company would eliminate the substantial time and effort currently spent by the Company’s management and employees to prepare and review the reports it files with the SEC under the Exchange Act and the Sarbanes-Oxley Act, and after the Stock Split, management and our other employees will be able to reallocate this time and effort to other areas of our businesses and operations.
Opportunity to Liquidate Shares of Common Stock. The Transaction Committee and Board considered the opportunity the Reverse Stock Split presents for stockholders owning fewer than the Minimum Number to liquidate their holdings in the Company and receive a fair price in cash for their shares, without incurring brokerage commissions (if applicable).
Limited Liquidity for the Company’s Common Stock. The Transaction Committee and the Board noted that the trading volume in our common stock has been, and continues to be, relatively limited. The average daily trading volume of the stock from January 2, 2025 to October 3, 2025 (the trading day prior to the announcement of the approval of the Transaction by the Company) was approximately 68,476 shares per day. Accordingly, the Stock Split provides a large number of our record holders and beneficial holders with the opportunity to liquidate their holdings in a relatively limited trading market and receive a fair price in cash for their shares, without incurring brokerage commissions (if applicable).
Historical and Current Prices. The Transaction Committee and the Board considered both the historical market prices and recent trading activity and current market prices of our common stock.
Opinion of the Financial Advisor. The Transaction Committee and the Board considered a presentation dated October 3, 2025, and the fairness opinion rendered by GCP to the Transaction Committee to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $6.60 per share in cash to be paid to the unaffiliated Cashed Out Stockholders in the Reverse Stock Split is fair, from a financial point of view. For more information about the opinion, you should read the discussion below under “Special Factors Relating to the Transaction — Fairness Opinion of Financial Advisor” and the fairness opinion of GCP, which is attached as Annex C to this proxy statement and is being provided with the express permission of GCP. Each of the presentation and the fairness opinion of GCP is available for inspection and copying at our principal executive offices at 14000 Carlson Parkway, Plymouth, Minnesota 55441.
Discussion Materials. In determining the cash amount to be paid to the Cashed Out Stockholders in the Reverse Stock Split, the Transaction Committee and the Board considered the Discussion Materials to the Independent Transaction Committee of the Board of Directors (“Discussion Materials”) dated September 11, 2025 and October 3, 2025, both prepared by GCP. These Discussion Materials were prepared for use in a presentation to the Committee and were accompanied by a detailed disclaimer. Among other things, that disclaimer emphasized that the materials are incomplete without reference to, and should be reviewed only in conjunction with, the oral briefings and supplemental information provided by GCP, and should not be relied upon in isolation; reliance on portions of the analysis without full context may result in a misleading or incomplete understanding. The Discussion Material analyses included, but were not limited to, the Company’s historical trading volume and prices, premiums paid in market transactions, selected public company trading multiples, selected industry transaction trading multiples, discounted cash flow analysis and sensitivity analyses, and benchmarking of the Company performance against peers. The Transaction Committee and the Board have relied upon GCP’s Discussion Materials in context of the full oral briefing and the fairness opinion to the effect that the $6.60 per share in cash to be paid is fair, from a financial point of view, to all unaffiliated Cashed Out stockholders, and the Transaction Committee and the Board have adopted such analyses. The Discussion Materials as referenced above are available for inspection and copying at our principal executive offices at 14000 Carlson Parkway, Plymouth, Minnesota 55441.
Net Book Value and Liquidation Value. The Transaction Committee and the Board determined that liquidation value had no relevance in light of the fact that we will remain as a continuing business and the Reverse Stock Split will not result in a change of control of the Company. Additionally, liquidation value was not used because the book value of the Company’s assets do not necessarily reflect the value of its anticipated future cash flows. Additionally, no recent appraisals were conducted on the Company’s material assets, and fair market value may vary significantly from book value.
Going Concern Value. In its evaluation of the Transaction, while the Transaction Committee and the Board did not believe that there was a single method for determining “going concern value,” the Transaction Committee and the Board believed that the future financial results reflected in management’s projections for the Company, the market value determined by the public trading market and the related additional factors considered by the Transaction Committee provided an indication of the Company’s going concern value.
No Firm Offers. Except as described in “–Background of the Transaction”, the Transaction Committee and the Board are not aware of any firm offers during the past two years by any unaffiliated person for the merger or consolidation of the Company, the sale or other transfer of all or any substantial part of the assets of the Company, or a purchase of our shares of common stock or other securities that would enable the holder to exercise control of the Company.

Disadvantages of the Transaction
The Transaction Committee and the Board also considered the disadvantages of the Transaction, including that:
•
No Participation in Future Growth by Cashed Out Stockholders. Cashed Out Stockholders will no longer have any ownership interest in the Company and will no longer participate in our future earnings and growth.

•
Reduction in Information about the Company. After completion of the Transaction, we will cease to file annual, quarterly, current, and other reports and documents with the SEC, and stockholders will cease to receive annual reports and proxy statements. We intend to continue to prepare audited annual financial statements and quarterly unaudited financial statements and plan to make available to our stockholders audited annual financial statements and quarterly financial statements. Nonetheless, Continuing Stockholders will have significantly less information about the Company and our business, operations, and financial performance than they have currently. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or take actions by written consent of our stockholders in lieu of meetings.

•
Limited Liquidity. After the completion of the Transaction, we will no longer be listed on the Nasdaq Capital Market. In addition, because of the possible limited liquidity for our common stock, the termination of our obligation to publicly disclose financial and other information following the completion of the Transaction, and the deregistration of our common stock under the Exchange Act, Continuing Stockholders may potentially experience a significant decrease in the value of their common stock.

•
Limited Regulatory Oversight. After completion of the Transaction, we will no longer be subject to the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act or the oversight of the Nasdaq Capital Market.

•
Reporting Obligations of Certain Insiders. Our executive officers, directors and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock with the SEC. In addition, our executive officers, directors and 10% stockholders will no longer be subject to the recovery of profits provision of the Exchange Act, and persons acquiring 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act.

•
Loss of Access to Public Markets. We will have no ability to access the public capital markets or to use public securities in attracting and retaining executives and other employees, and we will have a decreased ability to use stock to acquire other companies.

•
Filing Requirements Reinstituted. The filing of the Form 15 will result in the suspension and not the termination of our filing obligations under the Exchange Act. This suspension will remain in effect so long as we have fewer than 300 stockholders of record. Thus, subsequent to the time the Form 15 becomes effective, if on the first day of any fiscal year we have more than 300 stockholders of record, then we must resume reporting pursuant to Section 15(d) of the Exchange Act.

•
No Appraisal Rights. Under Delaware law, the Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to our stockholders who vote against (or abstain from voting on) the Reverse Stock Split Proposal.

•
Approval of the Reverse Stock Split. Once a quorum has been established, the affirmative vote of a majority of the votes cast (in person or by proxy) by the stockholders entitled to vote on the Reverse Stock Split Proposal at the Special Meeting is required to approve the Reverse Stock Split Proposal. In order for the Transaction to be approved, such majority must give a “FOR” vote for the Reverse Stock Split Proposal.

See “Special Factors Relating to the Transaction — Effects of the Transaction”.
Procedural Fairness.
No unaffiliated representative acting solely on behalf of our unaffiliated stockholders for the purpose of negotiating the terms of the Transaction was retained by the Company, nor were special provisions made to grant unaffiliated stockholders access to our corporate files or to obtain counsel or appraisal services. In the course of the performance of its duties to review, assess and negotiate certain transactions requiring Board approval, including the potential deregistration of the Company’s securities, the Transaction Committee, with particular attention on increasing cost efficiencies, considered the Company’s public company reporting status and the benefits and costs of a “going dark” transaction with a view towards developing the terms of such a transaction to make a recommendation to the Board. The Board believes that the Transaction Committee, whose members are each independent within the meaning of Rule 4200 of the Nasdaq Marketplace Rules and Section 10A-3(b) of the Exchange Act, was sufficient to protect the interests of unaffiliated stockholders. In addition, the Transaction Committee and the Board took note of the fact that the interests of unaffiliated stockholders inherently varied depending upon whether any particular unaffiliated stockholder held a number of shares of common stock equal to or greater than the Minimum Number or held fewer than the Minimum Number. Although there was no third party that acted independently on behalf of the unaffiliated stockholders, the independent members of the Transaction Committee set out to protect unaffiliated stockholders by making a recommendation regarding the Transaction that they deemed fair to the unaffiliated stockholders and by receiving from GCP a fairness opinion addressed to the Transaction Committee regarding the fairness of the cash-out price, from a financial point of view, to the unaffiliated stockholders.
The Transaction Committee and the Board believe this proxy statement, along with our other filings with the SEC, provide a great deal of information for unaffiliated stockholders to make an informed decision as to the Transaction, and that no special provision for the review of our files was necessary. The Transaction Committee and the Board noted, though, that subject to certain conditions, Delaware law already provides stockholders with the right to review our books and records.
The Transaction Committee and the Board noted that affiliated and unaffiliated stockholders will be treated equally in the Transaction; however, because the number of shares owned by a stockholder is a factor considered in determining affiliate status, as a practical matter, the stock of affiliated stockholders will not be cashed out in the Reverse Stock Split. If separate approval of unaffiliated stockholders were required, our affiliated stockholders would receive lesser voting rights than unaffiliated stockholders solely on the basis of their affiliate status even though they will receive no additional benefits or different treatment in the Transaction, and any such requirement would prevent a majority of the outstanding shares of our common stock from participating in the consideration of the Transaction. As of October 22, 2025, approximately 36.9% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (16,614,403 shares) “FOR” the Reverse Stock Split Proposal (see “Special Factors Relating to the Transaction — Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons”). Furthermore, a separate vote of the majority of the shares of common stock outstanding as of the record date held by unaffiliated stockholders is not required under Delaware law. Finally, stockholders can increase, divide, or otherwise adjust their existing holdings at any time prior to the effective date of the Reverse Stock Split, so as to retain some or all of their shares of common stock, or to receive cash for some or all of their shares, as they see fit.
The Transaction Committee and the Board also noted that there will be no material change in the percentage ownership of the executive officers and directors.
The Company intends to treat stockholders holding common stock in “street name” in the same manner as stockholders whose shares are registered in their own names, and will ask banks, brokers and nominees holding these shares to provide us with information on how many fractional shares will be cashed out, and request that they effect the Stock Split for their beneficial holders.
The Transaction Committee determined to engage Sullivan as its legal advisor because of its experience and expertise in both corporate and securities matters, including transactions similar to the Transaction, and corporate governance and fiduciary matters. It also engaged Sullivan because of its familiarity with the Company and its circumstances having served as outside counsel to the Company in other specific matters. The Transaction Committee determined that there were no relationships that would impair Sullivan’s ability to provide fully independent advice to the Transaction Committee.
Recommendation of the Transaction Committee. Based on the foregoing analyses, including a consideration of the disadvantages of the Transaction, the Transaction Committee (which is comprised of two independent non-employee directors of the Board) determined that the Transaction is procedurally and substantively fair to, and in the best interests of, all stockholders, including the unaffiliated stockholders, regardless of whether a stockholder receives cash or continues to be a stockholder following the Stock Split, and that the $6.60 per-share cash amount constitutes fair consideration for those stockholders holding less than the Minimum Number. As a result, the Transaction Committee unanimously recommended the Transaction to the Board.

Recommendation of the Board of Directors. At a meeting held on October 3, 2025, the members of the Board unanimously determined that the Transaction is procedurally and substantively fair to, and in the best interests of, the Company’s stockholders, including all unaffiliated stockholders, and the participating members of the Board unanimously approved the Transaction and recommend that you vote “FOR” approval of the Reverse Stock Split Proposal. In reaching its determination and recommendation, the Board considered and specifically adopted the recommendations of the Transaction Committee and the factors that the Transaction Committee took into account in making its recommendation to the Board.
Fairness Opinion of Financial Advisor
At the request of the Transaction Committee, GCP rendered its opinion, dated October 3, 2025 (the “Fairness Opinion”), that, as of such date and based upon and subject to the various assumptions, considerations, limitations, and qualifications described therein, the Cash Payment to be received by the unaffiliated Cashed Out Stockholders pursuant to the Transaction is fair, from a financial point of view, to such stockholders. A copy of the Fairness Opinion is attached hereto as Annex C and should be read in its entirety. The following is a summary of the procedures performed, analyses reviewed, and matters considered by GCP in connection with rendering its Fairness Opinion, and is qualified in its entirety by reference to the full text of the Fairness Opinion.
Scope and Limitations. GCP’s opinion does not address, and no opinion is expressed or implied as to:
•	the underlying business decision of the Company, its Board, or the Transaction Committee to proceed with the Transaction;
•	the relative merits of the Transaction as compared to alternatives that may have been available;
•	the structure, form, or any other terms of the Transaction other than the amount of the Cash Payment to unaffiliated Cashed Out Stockholders;
•	the tax, legal, regulatory, or accounting consequences of the Transaction;
•
the fairness of the Transaction to, or any consideration received by, the holders of any class of securities, creditors, employees, or other constituencies of the Company other than the unaffiliated Cashed Out Stockholders; or

•	the price at which the Company’s securities may trade at any time after announcement or consummation of the Transaction.
GCP’s opinion is necessarily based on financial, economic, market, and other conditions as they existed and could be evaluated on the date of the opinion. GCP has not undertaken, and disclaims any obligation, to update, revise, or reaffirm its opinion to reflect subsequent events, circumstances, or information.
Procedures Undertaken. In connection with rendering its opinion, GCP undertook the following procedures, among others, which it deemed necessary or appropriate under the circumstances:
1.	reviewed the draft proxy statement provided to GCP on October 2, 2025, including the terms and conditions of the proposed Transaction;
2.	reviewed certain publicly available business and financial information relating to the Company, including its filings on Forms 10-K and 10-Q;
3.	reviewed certain historical and projected financial and operating data relating to the Company prepared by the Company’s management;
4.	held discussions with members of senior management regarding the business, financial condition, prospects, and risks of the Company;
5.	reviewed the historical stock prices and trading activity of the Company’s common stock;
6.	reviewed and analyzed publicly available financial data and valuation multiples of selected publicly traded companies deemed relevant;
7.	reviewed and analyzed publicly available information concerning the terms of selected business combinations deemed relevant;

8.	performed a discounted cash flow analysis, including scenario and sensitivity analyses, based on management’s projections;
9.	reviewed premiums paid in selected retail buyout and other relevant transactions; and
10.	conducted such other financial studies, analyses, and investigations, and considered such other information, as GCP deemed appropriate.
Reliance and Assumptions. In the course of its review, GCP relied, without independent verification, upon the accuracy and completeness of all financial and other information made available to it by the Company or its advisors. With respect to the Company’s financial forecasts, GCP assumed, with the consent of the Transaction Committee, that such forecasts were reasonably prepared in good faith and on bases reflecting the best currently available estimates of management. Financial projections are inherently uncertain, subject to change, and actual results may differ materially from those forecasted.
GDP did not conduct any independent valuation or appraisal of the Company’s assets or liabilities, make any physical inspection of properties or facilities, perform an evaluation of the solvency, creditworthiness, or fair value of the Company under applicable bankruptcy, insolvency, or similar laws, or conduct any independent analysis of pending, threatened, or potential litigation, regulatory matters, or contingent liabilities of the Company.
GCP assumed, with the consent of the Transaction Committee, that the Transaction will be consummated in accordance with the terms set forth in the draft proxy statement provided to it, without waiver, modification, or delay of any material provision, and that all necessary governmental, regulatory, and third-party approvals will be obtained without any condition or restriction that would have a material adverse effect on the Company or the contemplated benefits of the Transaction.
Summary of Financial Analyses Performed by GCP
In arriving at its opinion, GCP considered and performed a variety of financial analyses, which are summarized below. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.
No single analysis or factor considered by GCP in isolation was determinative of its conclusion as to fairness. Rather, GCP's opinion reflects GCP's experience and professional judgment after considering the results of all analyses and factors as a whole. Accordingly, the following is only a summary of the analyses performed and factors considered by GCP in connection with its opinion, and should be read together with the more detailed descriptions that follow.
The principal financial analyses performed by GCP included:
•
Historical Trading Price Analysis – a review of the historical trading prices, ranges, and volume-weighted average prices of the Company’s common stock, and a comparison of those values to the Cash Payment.

•
Selected Public Companies Analysis – a review and comparison of the financial performance, market capitalization, and valuation multiples of selected publicly traded companies in the home improvement retail and related sectors.

•
Selected Precedent Transactions Analysis – a review of selected merger and acquisition transactions involving companies in the home improvement retail, furniture retail, and building materials distribution sectors, and a comparison of valuation multiples from such transactions to those implied for the Company.

•
Discounted Cash Flow Analysis – an estimate of the present value of the Company’s projected future unlevered free cash flows, discounted at an appropriate cost of capital and including a terminal value based on a perpetual growth rate, together with sensitivity analyses.

•
Premiums Paid Analysis – a review of observed control premiums paid in selected retail buyout transactions relative to unaffected trading prices, and a comparison of such premiums to the premium implied by the Cash Payment.

•	Asset-Based Approach – considered the Asset-Based Approach but determined it was not relevant given the Company’s status as a going concern in the retail sector.

Historical Trading Price Analysis
GCP reviewed the historical market prices and trading volume of the Company’s common stock for the 52-week period ended September 30, 2025. During this period, the Company’s common stock reached a high closing price of $7.75 and a low closing price of $4.62, and most recently closes at $6.05 on September 30, 2025, and $5.95 on October 1, 2025.
GCP also reviewed the volume-weighted average prices (VWAPs) of the Company’s common stock over various trading intervals. VWAP represents the average price of the stock over a specified period, weighted by trading volume, and is intended to reflect the average price at which investors traded shares during the period.
The analysis compared these historical trading values to the Cash Payment of $6.60 to be received by the unaffiliated Cashed Out Stockholders, in order to assess the implied premiums and discounts represented. The prices and VWAPs referenced below are as of September 30, 2025. Additional trading data for other dates is presented under “Information About the Company — Market Price of Common Stock.”

Term	Historic Price	Premium / (Discount) vs. $6.60
Recent Price	$5.95	11%
52 Week High	$7.75	(15%)
52 Week Low	$4.62	43%
10 Day VWAP	$6.55	1%
30 Day VWAP	$6.40	3%
60 Day VWAP	$6.46	2%
90 Day VWAP	$6.43	3%

Premiums and discounts are presented for illustrative purposes only and do not purport to reflect actual trading values on the consummation date of the transaction. Calculations do not give effect to dividends, transaction costs, or fees that may be associated with ownership or disposition of the Company’s common stock.
Based on this analysis, the Cash Payment is above each of the Company’s recent trading price and VWAP levels other than the Company’s 52-week high.
Selected Public Companies Analysis
GCP sought to identify publicly traded companies that operate in the home improvement retail sector. Because there are a limited number of directly comparable public companies, the analysis was broadened to include adjacent sectors, such as furniture retail and building materials. The selected companies were chosen based on, among other things, market capitalization, business model, financial performance, the availability of forward estimates, while excluding companies experiencing financial distress or lacking adequate public market information. For purposes of this analysis, EBITDA was defined as earnings before interest, taxes, depreciation, and amortization, further adjusted to add back non-cash compensation expense and one-time nonrecurring items. GCP noted that the selected companies were significantly larger and generally more diversified than the Company, which limited the direct comparability of this analysis.
The enterprise values and EBITDA multiples for each selected company are as follows:

Company	EV / LTM EBITDA	EV / 2026p EBITDA
Floor & Decor Holdings, Inc.	15.0x	13.7x
Home Depot, Inc.	17.3x	16.9x
Lowe’s Companies Inc.	13.5x	12.9x
Arhaus, Inc.	9.3x	8.3x
Ethan Allen Interiors Inc.	7.8x	7.5x
RH	12.0x	9.3x
Williams Sonoma Inc.	13.0x	13.7x
Low	7.8x	7.5x
High	17.3x	16.9x
Mean	12.6x	11.8x
Median	13.0x	12.9x
Selected Range	12.0x – 12.5x	11.0x – 11.5x

Multiples and implied values are based on public information and research analyst estimates available as of October 1, 2025. Comparable companies are not identical to the Company but were selected because they share certain relevant business and financial characteristics with the Company for purposes of this analysis. Applying the selected multiples to the Company’s financial results produced implied equity values ranging from approximately $219.6 million to $227.9 million based on LTM EBITDA and from approximately $267.3 million to $278.5 million based on projected 2026 EBITDA. The per share values used throughout our analyses is based on 44.0 million fully diluted shares, including in-the-money options and unvested time based restricted shares calculated on a treasury stock method basis and excluding performance-based awards not expected to meet performance vesting requirements. The corresponding to implied per share equity values ranging from $4.99 to $5.18 and $6.07 to $6.33, respectively. Based on this analysis, the Cash Payment is above each of the implied per share equity values.
Selected Precedent Transactions Analysis
GCP reviewed selected merger and acquisition transactions in the home improvement retail sector; however, no directly comparable transactions were identified. The scope was therefore expanded to include transactions in adjacent sectors, such as furniture retailing and building materials. Due to the limited number of transactions, the scope was further expanded to building materials distribution, which, while not directly comparable to the Company, share certain relevant business and financial characteristics that are relevant for purposes of this analysis.
The inclusion criteria for selected transactions were: (i) transactions announced or closed within the past two years, (ii) enterprise values generally greater than $200 million, and (iii) availability of public information regarding EV / LTM EBITDA multiples.

Acquiror	Target	Target Sector	Date Announced/Closed	EV / LTM EBITDA
Lowe’s Companies Inc.	Foundation Building Materials	Building Materials Distribution	Pending	13.9x
SRS Distribution, Inc.	GMS Inc.	Building Materials Distribution	2025-09-03	12.5x
James Hardie Industries	Azek Co. Inc.	Home Furnishings & Fixtures	2025-07-01	23.8x
QXO, Inc.	Beacon Roofing Supply Inc.	Building Materials Distribution	2025-04-29	12.3x
Home Depot, Inc.	SRS Distribution, Inc.	Building Materials Distribution	2024-06-18	16.2x
Owens Corning	Masonite International Corp.	Building Materials Distribution	2024-05-15	9.7x
Breedon Group Plc	BMC Enterprises Inc.	Building Materials Distribution	2024-03-07	8.5x
Miter Brands	PGT Innovations, Inc.	Doors & Windows	2024-03-28	11.8x
Summit Materials, Inc.	Argos USA	Building Materials Distribution	2024-01-12	10.2x
Masonite International	Fleetwood Aluminum Products	Doors & Windows	2023-10-19	7.0x
Low	—	—	—	7.0x

Acquiror	Target	Target Sector	Date Announced/Closed	EV / LTM EBITDA
High	—	—	—	23.8x
Mean	—	—	—	12.6x
Median	—	—	—	12.1x
Selected Range	—	—	—	12.0x – 12.5x

Multiples and transaction information are based on public disclosures and market data available as of October 1, 2025. Applying the selected precedent transaction multiples to the Company’s financial results produced implied equity values ranging from approximately $219.6 million to $227.9 million, corresponding to implied per share equity values ranging from $4.99 to $5.18. Based on this analysis, the Cash Payment is above each of the implied per share equity values.
Discounted Cash Flow Analysis
GCP performed a discounted cash flow (“DCF”) analysis of the Company to estimate the present value of unlevered free cash flows of the Company.
For purposes of this analysis, GCP relied on unlevered free cash flows from the Final Forecast prepared by the Company’s management and approved by the Transaction Committee, which extend through fiscal year 2029. These free cash flows were discounted to present value using a discount rate range of 11.5% to 13.5% which reflected GCP’s estimate of the Company’s cost of capital, and a terminal value was calculated using perpetuity growth method and utilizing a long-term growth rate range of 3.6% to 4.0%.
The development of the discount rate was based on GCP’s application of the Capital Asset Pricing Model, which produced a discount rate of 12.5% and considered prevailing risk-free rates, equity risk premiums, the Company’s observed beta, and an adjustment for size. Since the Company has no long-term debt the discount rate is the same as the cost of equity. GCP then expanded the 12.5% to the estimated range. The long-term growth rate of 3.8% was based on the Federal Reserve’s June 18, 2025 projection and was also deemed consistent with management’s long-term outlook for the Company and industry conditions and was expanded to a range of 3.6% to 4.0% to consider different potential outcomes for the Company.
Applying the sensitivity ranges resulted in implied equity values ranging from approximately $186.4 million to $242.4 million, corresponding to implied per share values ranging from $4.24 to $5.51. Based on this analysis, the Cash Payment is above each of the implied per share equity values.
Asset-Based Approach
GCP considered an asset-based valuation approach, which estimates equity value by analyzing the net asset value of a company’s balance sheet. This method is most relevant for businesses where asset values drive returns, such as financial institutions, natural resource companies, or distressed businesses. Given that the Company operates as a going concern in the retail sector, where value is more closely tied to earnings power and growth prospects rather than underlying asset values, GCP determined that an asset-based approach was not a relevant indicator of value in this case and did not rely on it in its analysis.
Premiums Paid Analysis
GCP reviewed control premiums paid in selected retail buyout transactions. This analysis was done for the Transaction Committee for informational purposes only. The screening criteria for the analysis included: (i) retail transactions, (ii) buyout transactions, (iii) closed within the last 10 years, (iv) target enterprise values generally greater than $200 million, and (v) exclusion of transactions where the observed premiums exceeded 100%.

For each selected transaction, premiums were calculated relative to the target’s unaffected share price at one day, one week, one month, three months, and six months prior to announcement. GCP noted that none of the selected transactions involved companies identical to the Company, but the set was considered relevant data for purposes of this analysis.

Lookback Period	Low	25th Percentile	Mean	Median	75th Percentile	High
1 Day Prior	0.0%	7.2%	19.1%	18.9%	23.6%	64.9%
1 Week Prior	0.0%	10.3%	25.7%	23.5%	38.1%	66.3%
1 Month Prior	-1.9%	15.6%	25.3%	27.8%	34.3%	46.7%
3 Months Prior	-2.3%	12.1%	28.1%	26.1%	37.9%	78.4%
6 Months Prior	-2.4%	23.8%	44.8%	33.6%	54.7%	131.5%

While the observed premiums provide a general reference point, GCP noted that the Company is a micro-capitalization issuer with limited trading volume and no analyst coverage. As a result, the Company’s unaffected share price may not reflect fair market value. In addition, the application of a transaction premium is not a necessary component in determining fair market value.
Conclusion
Based upon and subject to the assumptions, considerations, limitations, and qualifications described herein, GCP concluded that the Cash Payment of $6.60 per share, to be received by the unaffiliated Cashed Out Stockholders is fair, from a financial point of view, to such stockholders
Financial Forecast Information
The Company does not, as a matter of general practice, publicly disclose financial projections, due to the unpredictability of the underlying assumptions and estimates inherent in preparing financial projections. However, the Company has elected to provide the unaudited prospective financial information set forth above in order to provide its stockholders access to selected non-public unaudited prospective financial information that was prepared in connection with the evaluation of the Reverse Stock Split and was provided to GCP in order for it to prepare its financial analyses and oral opinion, which was subsequently confirmed in writing via a written opinion, dated October 3, 2025, and delivered to the Transaction Committee. The Final Forecasts was reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the management of the Company as to the matters covered thereby. You should note that the prospective financial information constitutes forward-looking statements, and that the prospective financial information was not prepared with a view toward public disclosure. Inclusion of this information should not be regarded as an indication that any of the Company or any of its respective affiliates, officers, employees, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or is indicative of guidance that the Company would provide should the Reverse Stock Split not be consummated. No person has made or makes any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the Final Forecasts or that forecasted results set forth in the Final Forecasts will be achieved. The Company has made no representation concerning the Final Forecasts or any financial forecast. Readers of this information statement are cautioned not to place undue reliance on the prospective financial information. See “Cautionary Statement Regarding Forward-Looking Statements.”
The Final Forecasts were prepared for GCP’s use and is subjective in many respects. While presented with numeric specificity, the Final Forecasts reflects numerous estimates and assumptions of the Company’s management with respect to operating expense, capital expenditures, industry performance, general business, economic, regulatory, market and financial conditions and matters specific to the Company’s business, many of which are beyond the Company’s control. As a result, there can be no assurance that the financial results included in the Final Forecasts will be realized or that actual results will not be significantly higher or lower than estimated. Since the Final Forecasts cover multiple years, such information by its nature becomes less predictive with each successive year. A number of important factors with respect to the Company’s business and the industry in which it participates may affect actual results and result in the Final Forecasts not being achieved. For a description of some of these factors, the Company’s stockholders are urged to review the Company’s most recent SEC filings as well as “Cautionary Statement Regarding Forward-Looking Statements.” Economic and business environments can and do change quickly which adds a significant level of unpredictability and execution risk. These factors create significant uncertainty as to whether the results portrayed in the Final Forecasts will be achieved. The Final Forecasts were not prepared with a view toward complying with United States generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of the Final Forecasts. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Final Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Furthermore, the Final Forecasts do not take into account any circumstances or events occurring after the date of their preparation and the Company does not intend to make publicly available any update or other revision to the Final Forecasts.
The following table summarizes the Final Forecasts, which constitutes the financial forecasts prepared by our management and considered by the Transaction Committee, the Board and GCP in connection with their analysis of the Transaction:
TILE SHOP HOLDINGS, INC. FINAL FORECASTS
($ in thousands, except per share data)

	December 31,
	2025	2026	2027	2028	2029
Net Sales	$343,613	$362,476	$380,788	$401,677	$424,715
Cost of Sales	121,143	128,088	133,809	140,490	147,500
Gross Margin	$222,470	$234,388	$246,979	$261,187	$277,216
SG&A Expense	$224,477	$227,573	$233,750	$241,121	$249,661
Operating Income	$(2,007)	$6,815	$13,229	$20,066	$27,555
Interest Expense	$103	$100	$100	$100	$100
Pretax Income	$(2,110)	$6,715	$13,129	$19,966	$27,455

Tax Expense	$(443)	$1,947	$3,742	$5,630	$7,687
Net Income	$(1,667)	$4,768	$9,387	$14,335	$19,767
EBITDA	$13,603	$20,309	$25,825	$32,273	$40,308
Depreciation	$15,610	$13,493	$12,596	$12,208	$12,574
Stock Compensation	$1,642	$2,142	$2,642	$3,292	$3,292
Asset Impairment	170	—	—	—	—
Adjusted EBITDA	$15,415	$22,451	$28,467	$35,565	$43,600

Material U.S. Federal Income Tax Consequences
The following is a summary of the material U.S. federal income tax consequences of the Stock Split to the Company and its stockholders. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof, and all of which are subject to change or to differing interpretations, possibly on a retroactive basis, which may result in U.S. federal income tax consequences different from those described below. This summary only addresses stockholders who hold their shares of our common stock as a capital asset. This summary does not address any state, local, non-U.S. tax, or the U.S. federal estate or gift tax, tax on net investment income, the Foreign Account Tax Compliance Act, or the alternative minimum tax. No assurance can be given that possible changes in such U.S. federal income tax laws or interpretations will not adversely affect this summary. This summary is not binding on the Internal Revenue Service (“IRS”).
The following summary does not address all U.S. federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that may be subject to special tax rules, including, without limitation: financial institutions, tax-exempt organizations (including private foundations), insurance companies, regulated investment companies, real estate investment trusts, dealers in securities, non-U.S. investors, pass-through entities such as partnerships, S corporations, or other entities or arrangements classified as pass through entities for federal income tax purposes (and investors therein), holders that received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and investors that hold the shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for U.S. federal income tax purposes, persons subject to Section 451(b) of the Code or other special tax accounting rules, certain former citizens or long-term residents of the United States, and persons for whom our common stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code or “Section 1244 stock” for purposes of Section 1244 of the Code.
This summary assumes that you are one of the following for U.S. federal income tax purposes:
•	a citizen or resident of the United States;
•	a corporation or an entity taxable as a corporation that is created or organized in or under the laws of the U.S., any states thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources; or
•
a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or a valid election is in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner with respect to the Stock Split generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the U.S. federal, state, local, and non-U.S. income tax consequences of the Stock Split.
NO RULING FROM THE IRS OR OPINION OF COUNSEL HAS BEEN OR WILL BE OBTAINED REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS IN CONNECTION WITH THE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER TAX CONSEQUENCES OF THE STOCK SPLIT, IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES.
U.S. Federal Income Tax Consequences to the Company. We believe that the Stock Split generally should be treated as a tax-deferred “recapitalization” for U.S. federal income tax purposes in which case the Stock Split should have no material U.S. federal income tax consequences to the Company.
U.S. Federal Income Tax Consequences to Stockholders Who Do Not Receive Cash in the Stock Split. If you receive no cash as a result of the Stock Split, but continue to hold our shares of common stock immediately after the Stock Split, you will not recognize any gain or loss for U.S. federal income tax purposes. The aggregate adjusted tax basis of the shares you hold immediately after the Stock Split will equal the aggregate adjusted tax basis of the shares you held immediately prior to the Stock Split, and the holding period in those shares will be the same as immediately prior to the Stock Split.
U.S. Federal Income Tax Consequences to Stockholders Who Receive Cash in the Stock Split and Who Will Own, or Will Be Considered under the Code to Own, Shares of Common Stock After the Stock Split. In some instances you may be entitled to receive cash in the Stock Split for shares of our common stock you hold in one capacity, but continue to hold shares in another capacity. For example, you may own fewer than the Minimum Number in your own name (for which you will receive cash) and own a number of shares of common stock equal to or greater than the Minimum Number that are held in your brokerage account in “street name.” Alternatively, for U.S. federal income tax purposes you may be deemed to own shares held by others. For instance, if you own fewer than the Minimum Number in your own name (for which you will receive cash) and your spouse owns a number of shares of common stock equal to or greater than the Minimum Number (which will continue to be held following the completion of the Stock Split), the shares owned by your spouse will be attributable to you. Furthermore, in determining whether you are considered to continue to hold shares of our common stock, for U.S. federal income tax purposes, immediately after the Stock Split, you will be treated as owning shares actually or constructively owned by certain family members and entities in which you, or a member of your family, have an interest (such as trusts and estates of which you are beneficiary and corporations and partnerships of which you are an owner, and shares you have an option to acquire). Accordingly, in some instances the shares of common stock you own in another capacity, or which are attributed to you, may remain outstanding.
If you receive cash as a result of the Stock Split, but are treated as continuing to own shares of common stock through attribution as described above, you will recognize capital gain or loss for federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares, provided that the receipt of cash either is “not essentially equivalent to a dividend,” or constitutes a “substantially disproportionate redemption of stock,” as described below. Gain or loss must be calculated separately with respect to each block of shares of common stock exchanged in the Stock Split.
Not Essentially Equivalent to a Dividend. The receipt of cash is “not essentially equivalent to a dividend” if the reduction in your proportionate interest in us resulting from the Stock Split (taking into account for this purpose shares of common stock which you are considered to own under the attribution rules described above) is considered a “meaningful reduction” given your particular facts and circumstances. The IRS has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation can satisfy this test.
Substantially Disproportionate Redemption of Stock. The receipt of cash in the Stock Split will be a “substantially disproportionate redemption of stock” if  (a) immediately after the Stock Split, you own less than 50% of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the percentage of our voting stock owned by you immediately after the Stock Split is less than 80% of the percentage of shares of voting stock owned by you immediately before the Stock Split and (c) the percentage of our outstanding common stock (voting and nonvoting) owned by you immediately following the Stock Split is less than 80% of the percentage of our outstanding common stock (voting and nonvoting) owned by you immediately before the Stock Split. For purposes of these percentage ownership tests, you are considered to own common stock owned directly as well as indirectly through the application of the attribution ownership rules described above.
Capital gain or loss recognized will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Stock Split. Certain individuals and other non-corporate stockholders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital loss is subject to limitations.
If the receipt of cash in exchange for shares of common stock is not treated as a sale exchange under either of the tests described above, it will generally be treated first as ordinary dividend income to the extent of the your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the your aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain. Dividend income with respect to certain individuals and other non-corporate stockholders generally will be eligible for reduced rates of U.S. federal income taxation if certain holding period rules are satisfied. If the Stock Split is treated as a dividend to certain corporate stockholders, the corporate stockholder may be (i) eligible for a dividends received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Each corporate stockholder is urged to consult its tax advisors concerning the availability of the dividends received deduction and the applicability of the “extraordinary dividend” provisions of the Code in its particular circumstances.
In addition, if you, or a person or entity whose ownership of shares would be attributed to you, will continue to hold common stock immediately after the Stock Split, you are urged to consult with your tax advisor as to the particular U.S. federal, state, local, non-U.S., and other tax consequences of the Stock Split, in light of your specific circumstances.
U.S. Federal Income Tax Consequences to Stockholders Who Receive Cash in the Stock Split and Who Will Not Own, or Will Not Be Considered under the Code to Own, Shares of Common Stock After the Stock Split. If you receive cash as a result of the Stock Split and you do not own, and are not considered to own, shares of our common stock immediately after the Stock Split, you will recognize capital gain or loss U.S. for federal income tax purposes equal to the difference between the cash you receive for the shares of common stock and your aggregate adjusted tax basis in those shares. Capital gain or loss recognized will be long-term if your holding period with respect to the common stock surrendered is more than one year at the time of the Stock Split. Certain individuals and other non-corporate stockholders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital loss is subject to limitations.
Backup Withholding. If you receive cash as a result of the Stock Split, you will be required to provide your social security or other taxpayer identification number (or, in some instances, additional information) in connection with the Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal and other documentation we will send to you after the Stock Split will require you to deliver such information when the common stock certificates are surrendered following the effective time of the Stock Split. Failure to provide such information may result in backup withholding. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against your U.S. federal income tax liability provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by you upon filing an appropriate income tax return on a timely basis.
Potential Conflicts of Interests of Officers, Directors, and Certain Affiliated Persons
Our directors and executive officers may have interests in the Transaction that are different from your interests as a stockholder in the Company, and have relationships that may present conflicts of interest. As of October 22, 2025, approximately 36.9% of the issued and outstanding shares of our common stock was beneficially owned by our directors and executive officers. Our directors and executive officers have indicated that they intend to vote all of the shares of our common stock beneficially owned by them (16,614,403 shares) “FOR” the Reverse Stock Split Proposal.
See “Special Factors Relating to the Transaction — Effects of the Transaction — Effect on Affiliated Stockholders.”
Other
During the last two years, none of our directors or executive officers have purchased shares of our common stock.
None of our directors or executive officers has any interest, direct or indirect, in the Transaction other than interests arising from the ownership of securities where those directors and executive officers receive no extra or special benefit not shared on a pro rata basis by all other holders of our common stock.
Source of Funds and Expenses
Expenses
Based on information we have received as of October 22, 2025 from Broadridge reflecting the distribution of the accounts of our stockholders who hold shares in “street name,” as well our estimates of other Transaction expenses, we believe that the total cash requirement of the Transaction to the Company will be approximately $9.1 million, based on an assumed Reverse Stock Split ratio of 1-for-3,000 as described below. This amount includes approximately $8.6 million needed to cash out fractional shares, based on an assumed Reverse Stock Split ratio of 1-for-3,000 (although this amount could be larger or smaller depending on, among other things, the number of fractional shares that will be outstanding at the time of the Reverse Stock Split as a result of purchases, sales and other transfers of our shares of common stock by our stockholders, and the number of “street name” shares that are actually cashed out in the Reverse Stock Split). In addition, the following approximate legal, accounting, and financial advisory fees and other costs will be incurred by the Company to effect the Transaction:
•	$400,000 for legal expenses;
•	$80,000 for the financial advisor’s fairness opinion; and
•	$43,000 for filing, printing, mailing and other miscellaneous fees.
The Company is accountable for paying all of the above expenses.
Source of Funds
We expect that the Company’s cash on hand together with borrowings under our Line of Credit, if necessary, will be sufficient for payments to Cashed Out Stockholders.
On September 30, 2022, the Company and its operating subsidiary, The Tile Shop, LLC, and certain subsidiaries of each entered into a Credit Agreement with JPMorgan Chase Bank, N.A. and the lenders party thereto, including Fifth Third Bank (the “Credit Agreement”). The Credit Agreement provides the Company with a senior credit facility consisting of a $75.0 million revolving line of credit through September 30, 2027 (the “Line of Credit”). Borrowings pursuant to the Credit Agreement initially bear interest at a rate per annum equal to: (i) Adjusted Term SOFR Rate (as defined in the Credit Agreement), plus a margin ranging from 1.25% to 1.75%; (ii) Adjusted Daily Simple SOFR (as defined in the Credit Agreement), plus a margin ranging from 1.25% to 1.75%; or (iii) the Alternate Base Rate (as defined in the Credit Agreement), plus a margin ranging from 0.25% to 0.75%. The margin is determined based on The Tile Shop’s Rent Adjusted Leverage Ratio (as defined in the Credit Agreement).

The Credit Agreement is secured by virtually all of the assets of the Company, including, but not limited to, inventory, accounts receivable, equipment and general intangibles. The Credit Agreement contains customary events of default, conditions to borrowing and restrictive covenants, including restrictions on the Company’s ability to dispose of assets, engage in acquisitions or mergers, make distributions on or repurchases of capital stock, incur additional debt, incur liens or make investments. The Credit Agreement also includes financial and other covenants, including covenants to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of no less than 1.20 to 1.00 and a Rent Adjusted Leverage Ratio (as defined in the Credit Agreement) of no greater than 3.50 to 1.00.
If the Company elects to draw on its Line of Credit to fund all or a portion of the Cash Payment, the Company intends to repay the borrowings with cash generated by operations in future periods.
Stockholder Approval
A majority of the outstanding shares of our common stock will constitute a quorum for the purposes of the Special Meeting. Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast (in person or by proxy) by the stockholders entitled to vote on the Reverse Stock Split Proposal at the Special Meeting is required to approve the Reverse Stock Split Proposal, and (ii) the affirmative vote of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Special Meeting is required for the adoption of the proposal to adjourn the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Reverse Stock Split Proposals.
In order for the Transaction to be approved, a majority of all outstanding shares of our common stock cast and entitled to vote at the Special Meeting must give a “FOR” vote for the Reverse Stock Split Proposal.
Effective Date
The Stock Split will become effective as of the date that the Company amends the Certificate of Incorporation through the filing of certificates of amendment to the Certificate of Incorporation with the State of Delaware to effectuate the Reverse Stock Split and the Forward Stock Split. We intend to effect the Forward Stock Split as soon as possible after the Reverse Stock Split is approved by our stockholders. Our common stock acquired by us in connection with the Reverse Stock Split will be held as treasury shares, retired or restored to the status of authorized but unissued shares. The suspension of our obligation to file periodic reports and other documents under the Exchange Act will become effective after the filing with the SEC of both a notice of removal from listing of our common stock from listing on the Nasdaq Capital Market and termination of registration under Section 12(b) of the Exchange Act on Form 25, and a certification and notice of termination of registration on Form 15. The deregistration of our common stock under Section 12(b) of the Exchange Act will take effect 90 days after the filing of the Form 25 and the deregistration of our common stock under other provisions of the Exchange Act will become effective 90 days after the filing of the Form 15. Our duty to file periodic and current reports with the SEC will not be suspended with respect to the current fiscal year due to our existing registration statements filed under the Securities Act, including the Annual Report on Form 10-K for the fiscal year ending December 31, 2025. However, we intend to cease filing periodic and current reports required under the Exchange Act as soon as we are permitted to do so under applicable laws, rules and regulations. See “Special Factors Relating to the Transaction — Effects of the Transaction — Termination of Exchange Act Registration and Elimination of SEC Reporting Obligations”.
Termination of Transaction
Even if the Reverse Stock Split Proposal is approved by stockholders at the Special Meeting, the Board may determine not to implement the Reverse Stock Split and complete the Transaction if subsequently it determines that the Transaction is not in the best interests of the Company and its stockholders. If for any reason the Company does not complete the Transaction, our common stock will not be deregistered until such time as we otherwise elect to do so, if the Company is eligible to do so at such time (i.e., if the number of record holders of our common stock falls below 300). Reasons to abandon the Transaction, may include, among other things:
•
any change in the nature of the holdings of stockholders which would result in us not being able to reduce the number of our record holders to below 300 as a result of the Reverse Stock Split, and to maintain such level;

•
any reduction in the number of record holders such that the Reverse Stock Split is determined to be no longer necessary as a means of reducing the risk of the Company becoming re-subject to the public reporting requirements following deregistration as a result of the Company’s ownership reaching 300 or more record holders in the future;

•
any change in the number of shares that will be exchanged for cash in connection with the Reverse Stock Split, including the shares owned by holders in “street name,” that would increase in any material respect the cost and expense of the Reverse Stock Split compared to what we presently estimate; and

•	any adverse change in our financial condition that would cause us to believe that the Transaction would no longer be in the best interests of our stockholders.
If the Board decides to withdraw the Transaction from the agenda of the Special Meeting, or to abandon the Transaction, the Company will promptly notify stockholders of the decision.
Exchange of Certificates and Payment for Fractional Shares
Our transfer agent, Broadridge Financial Solutions, LLC (the “Transfer Agent”), will act as our agent for purposes of exchanging certificates and paying for fractional shares in connection with the Reverse Stock Split.
No service charge, brokerage commission, or transfer tax will be payable by any holder of any old certificate evidencing shares of our common stock in connection with the issuance of a new certificate in respect thereof, except that if any new certificate is to be issued in a name other than that in which the old certificate (that is surrendered for exchange) is registered, it will be a condition to such issuance that: (i) the person requesting such issuance pay to us any transfer taxes payable by reason of such transfer (or any prior transfer of such surrendered certificate, if any) or establish to our satisfaction that such taxes have been paid or are not payable; and (ii) the surrendered certificate has been properly endorsed and otherwise in proper form for transfer.
If any certificate evidencing shares of our common stock has been lost or destroyed, we may in our sole discretion accept in lieu thereof a duly executed affidavit and indemnity agreement in a form satisfactory to us. The holder of any shares of our common stock evidenced by any certificate that has been lost or destroyed must submit, in addition to the (i) letter of transmittal sent by us, (ii) the above-referenced affidavit, (iii) the above-referenced indemnity agreement, and (iv) any other document required by us, which may include a bond or other security satisfactory us indemnifying us and our other persons against any losses incurred as a consequence of issuing a certificate evidencing new shares of our common stock or paying cash in lieu of issuing fractional shares of our common stock in exchange for the existing shares of our common stock evidenced or purported to be evidenced by such lost or destroyed certificate. Additional instructions with respect to lost or destroyed certificates will be included with the letter of transmittal that we will send to stockholders after the completion of the Stock Split.
Stockholders owning less than the Minimum Number immediately prior to the effective time of the Stock Split will receive $6.60 for each pre-split share of common stock, without interest. Stockholders who own a number of shares of common stock equal to or greater than the Minimum Number immediately prior to the effective time of the Reverse Stock Split will not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split. The Forward Stock Split that will immediately follow the Reverse Stock Split will reconvert the whole shares and fractional share interests held by Continuing Stockholders back into the same number of shares of our common stock held by them immediately before the effective time of the Stock Split. As a result, the total number of shares held by Continuing Stockholders will not change after completion of the Stock Split, and Continuing Stockholders will not receive new certificates for his or her shares of our common stock.
For purposes of determining ownership of shares of our common stock on the effective date of the Reverse Stock Split, such shares will be considered held by the person in whose name such shares are registered on our Transfer Agent’s records. Upon effecting the Reverse Stock Split, we intend to treat stockholders holding shares of our common stock in “street name” in the same manner as registered stockholders whose shares are registered in their names. Prior to the Reverse Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in street name. We will ask them to effect the Stock Split for their beneficial holders holding shares of our common stock in “street name.” We will rely on these brokers, banks and other nominees to provide us with information on how many fractional shares will be cashed out. However, these brokers, banks and other nominees may have different procedures than registered stockholders for processing the Stock Split. If you hold your shares in “street name” with a bank, broker or other third party, and if you have any questions in this regard, we encourage you to contact your bank, broker or nominee.
Promptly after the effective date of the Stock Split, we will send to each holder of record of our common stock, and to brokers, banks and other nominees, based on information we receive from them in response to our inquiries, for each owner of our common stock held in “street name,” instructions for surrendering any certificates held thereby representing shares of our common stock which will be converted to a right to receive cash as a result of the Stock

Split. Only holders of fewer than the Minimum Number immediately prior the Reverse Stock Split should surrender their shares. Holders of a number of shares of common stock equal to or greater than the Minimum Number should not surrender their shares. Such instructions will include a letter of transmittal to be completed and returned to the Transfer Agent by the holder of such certificates, together with such certificates. Our common stock acquired by us in connection with the Reverse Stock Split will be held as treasury shares, retired or restored to the status of authorized but unissued shares.
Promptly after the Transfer Agent receives any surrendered certificate from a holder of fewer than the Minimum Number immediately prior to the Reverse Stock Split, together with a duly completed and executed letter of transmittal with respect thereto and such other documents as we may require, the Transfer Agent will deliver to the person payment in an amount equal to $6.60, without interest, for each pre-split share of common stock that is represented by the fractional share.
There will be no differences between the respective rights, preferences or limitations of our common stock prior to the Stock Split and our common stock after the Stock Split. There will be no differences with respect to dividend, voting, liquidation or other rights associated with our common stock.
DO NOT SEND SHARE CERTIFICATES TO THE COMPANY OR OUR TRANSFER AGENT UNTIL AFTER YOU HAVE RECEIVED A LETTER OF TRANSMITTAL AND ANY ACCOMPANYING INSTRUCTIONS.
No Appraisal or Dissenters’ Rights
Under Delaware law, the Certificate of Incorporation and our bylaws, no appraisal or dissenters’ rights are available to stockholders of the Company who vote against (or abstain from voting on) the Reverse Stock Split Proposal. The presence or absence of appraisal rights did not influence the recommendations from the Transaction Committee and the Board regarding the Transaction, as none of the alternatives considered by the Transaction Committee would have invoked appraisal rights.
Escheat Laws
The unclaimed property and escheat laws of each state provide that under circumstances defined in that state’s statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are cashed out and whose addresses are unknown to us, or who do not return their stock certificates and request payment for their cashed-out shares, generally will have a certain period of years from the effective date of the Stock Split in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in New York, as shown by our records, the period is three years. Following the expiration of that three-year period, the Unified Disposition of Unclaimed Property Act of New York would likely cause the cash payments to escheat to the State of New York. For stockholders who reside in other states or whose last known addresses, as shown by our records, are in states other than New York, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the “holding period” or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If we do not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to our state of incorporation, the State of Delaware, in accordance with its escheat laws.
Regulatory Approvals
The Company is not aware of any material governmental or regulatory approval required for completion of the Transaction, other than compliance with the relevant federal securities laws and Delaware law.
Litigation
There is no ongoing litigation related to the Transaction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the other reports that the Company files with the SEC contain forward-looking statements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are based on management’s current expectations, and generally can be identified by the use of words such as “believes,” “contemplates,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “can,” “will,” “may,” and other similar expressions. These forward-looking statements include, but are not limited to, statements concerning the following:
•
the completion of the Transaction, including the delisting of the Company’s common stock from The Nasdaq Capital Market, and the termination of the registration of the Company’s common stock under the Exchange Act and the suspension of the Company’s SEC reporting requirements;

•	the estimated number of shares of the Company’s common stock to be cashed-out in the Reverse Stock Split;
•
the expected cost to the Company of the Transaction, including the estimated amount to be paid to cash-out the holders of fewer than the Minimum Number immediately prior to the effective time of the Reverse Stock Split and the other related costs of the Transaction;

•	the cost savings that the Company expects to realize following the consummation of the Transaction;
•	the ability of Continuing Stockholders to sell their shares of the Company’s common stock over-the-counter following the consummation of the Transaction; and
•
the percentage of the outstanding shares of the Company’s common stock owned by the Company’s directors and executive officers and their respective affiliates following the completion of the Stock Split.

These forward-looking statements are subject to a number of risks and uncertainties, and future events and actual results could differ materially from those described in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include, but are not limited to:
•	the occurrence of any event, change, or other circumstances that could give rise to the abandonment of the Transaction;
•	the commencement of any legal proceedings relating to the Transaction and the outcome of any such proceedings that may be instituted;
•	the occurrence of any event, change, or other circumstance that could prevent or delay the Company from terminating the registration of its common stock under the Exchange Act;
•	the amount of the costs, fees, expenses, and charges that the Company incurs in connection with the Transaction; and
•	the Company’s inability to realize the cost savings and operational benefits it expects to achieve as a result of the Transaction.
For these reasons, you should not place undue reliance on any forward-looking statements included in this proxy statement. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement, and the Company expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events of circumstances, except as required by law.
Because the Transaction is a “going private” transaction within the meaning of Rule 13E-3 under the Exchange Act, the forward-looking statements contained in this proxy statement made in connection with the Transaction are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of October 22, 2025, information regarding beneficial ownership of our common stock by:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all our current executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of October 22, 2025. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.
Shares of our common stock that are subject to options currently exercisable or exercisable within 60 days of October 22, 2025 are deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group in which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.
We have based our calculation of the percentage of beneficial ownership on 44,715,001 shares of our common stock outstanding on October 22, 2025.
Unless otherwise noted below, the address for each of the shareholders in the table below is c/o Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota 55441.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent
5% Shareholders:
Fund 1 Investments, LLC(1)	12,859,012	28.8%
Savitr Capital LLC(2)	2,770,535	6.2%
Cannell Capital LLC(3)	2,453,327	5.5%

Named Executive Officers and Directors:
Peter J. Jacullo III, Director(4)(14)	8,444,707	18.9%
Peter H. Kamin, Chairman of the Board(5)(14)	7,017,159	15.7%
Cabell Lolmaugh, Chief Executive Officer, President and Director(6)(14)	409,796	*
Joseph Kinder, Senior Vice President, Supply Chain and Distribution(7)	184,341	*
Mark B. Davis, Senior Vice President and Chief Financial Officer(8)	133,215	*
Deborah K. Glasser, Director(9)	186,612	*
Mark J. Bonney, Director(10)	127,627	*
Linda Solheid, Director(11)	110,946	*
Karla Lunan, Former Senior Vice President and Chief Financial Officer(12)	7,028	*
All Current Executive Officers and Directors as a Group (8 persons)(13)	16,614,403	36.9%

*	Represents beneficial ownership of less than 1% of the outstanding common stock.
(1)
Based on a Schedule 13G/A filed with the SEC on May 15, 2025 and a Form 4 filed July 22, 2025 by Fund 1 Investments, LLC, Fund 1 Investments, LLC holds shared voting and dispositive power over 12,859,012 shares of common stock, of which 11,856,805 shares are held for the benefit of PLP Funds Master Fund LP and 1,002,207 shares are held for the benefit of an unaffiliated private fund. In addition, based on the Form 4, Fund 1 Investments, LLC or its affiliates have entered into certain cash-settled swap agreements with an unaffiliated third-party financial institution which represent economic exposure to an aggregate of 902,113 notional shares of common stock. Pleasant Lake Partners LLC serves as investment adviser for these funds. Fund 1 Investments, LLC serves as managing member of Pleasant

Lake Partners LLC. Jonathan Lennon serves as managing member of Fund 1 Investments, LLC. Each of Fund 1 Investments, LLC, Pleasant Lake Partners LLC, and Mr. Lennon disclaims beneficial ownership of the shares, including the notional shares under the cash-settled swap agreements, except to the extent of its or his pecuniary interest therein. The business address of Fund 1 Investments, LLC is 100 Carr 115 Unit 1900, Rincon, Puerto Rico 00677.
(2)
Based on a Schedule 13G filed with the SEC on January 28, 2020 by Savitr Capital LLC (“Savitr”), Savitr holds shared voting and dispositive power over 2,770,535 shares of common stock. The business address of Savitr is 600 Montgomery Street, 47th Floor, San Francisco, California 94111.

(3)
Based on a Schedule 13G/A filed with the SEC on February 13, 2023 by Cannell Capital LLC and J. Carlo Cannell, Cannell Capital LLC and Mr. Cannell hold shared voting and dispositive power over 2,453,327 shares of common stock. Cannell Capital LLC acts as an investment adviser. Mr. Cannell is the managing member of Cannell Capital LLC. The business address of the reporting persons is 245 Meriwether Circle, Alta, Wyoming 83414.

(4)
Based on a Schedule 13D/A filed with the SEC on January 13, 2023 by JWTS, Inc. (“JWTS”), Peter J. Jacullo III, and the Katherine D. Jacullo Children’s 1993 Irrevocable Trust (the “Jacullo Trust”) and a Form 4 filed by Mr. Jacullo with the SEC on June 5, 2025. JWTS directly holds 3,191,180 shares of common stock and has sole voting and dispositive power with respect to such shares. Mr. Jacullo is the President and sole member of the board of directors of JWTS, holds sole voting and dispositive power over the securities held by JWTS, and may be deemed to beneficially own the securities held by JWTS. The Jacullo Trust directly holds 4,706,489 shares of common stock and has sole voting and dispositive power with respect to such shares. Mr. Jacullo is a co-trustee of the Jacullo Trust, holds shared voting and dispositive power over the securities held by the Jacullo Trust, and may be deemed to beneficially own the securities held by the Jacullo Trust. Mr. Jacullo disclaims beneficial ownership of the shares of common stock held by the Jacullo Trust, except to the extent of his pecuniary interest therein. Mr. Jacullo directly holds 547,038 shares of common stock over which he has sole voting and dispositive power, including 16,875 shares of unvested restricted common stock, which will vest on the earlier of (a) the date of the Company’s next annual meeting of stockholders and (b) June 3, 2026.

(5)
Based on a Schedule 13D/A filed with the SEC on January 13, 2023 by Peter H. Kamin and a Form 4 filed by Mr. Kamin with the SEC on June 5, 2025. Includes (i) 1,695,320 shares of common stock held by the Peter H. Kamin Revocable Trust dated February 2003, of which Peter H. Kamin is the trustee; (ii) 1,033,733 shares of common stock held by the Peter H. Kamin Childrens Trust dated March 1997, of which Mr. Kamin is the trustee; (iii) 117,453 shares of common stock held by the Peter H. Kamin Family Foundation, of which Mr. Kamin is the trustee; (iv) 328,711 shares of common stock held by the Peter H. Kamin GST Trust, of which Mr. Kamin is the trustee; (v) 333,495 shares of common stock held by 3K Limited Partnership, of which Mr. Kamin is the general partner; and (vi) 3,508,447 shares of common stock directly held by Mr. Kamin, including 32,063 shares of unvested restricted common stock, which will vest on the earlier of (a) the date of the Company’s next annual meeting of stockholders and (b) June 3, 2026. Mr. Kamin has sole voting and dispositive power over all such shares.

(6)
Includes 92,870 shares of unvested restricted common stock held by Mr. Lolmaugh and options to purchase 179,967 shares of common stock that are currently exercisable or will become exercisable within 60 days of October 22, 2025.

(7)
Includes 53,204 shares of unvested restricted common stock held by Mr. Kinder and options to purchase 76,900 shares of common stock that are currently exercisable or will become exercisable within 60 days of October 22, 2025, as well as 600 shares of common stock directly owned by Mr. Kinder’s spouse.

(8)
Includes 58,296 shares of unvested restricted common stock held by Mr. Davis and options to purchase 5,400 shares of common stock that are currently exercisable or will become exercisable within 60 days of October 22,, 2025.

(9)
Includes 19,407 shares of unvested restricted stock held by Ms. Glasser, which will vest on the earlier of (a) the date of the Company’s next annual meeting of stockholders and (b) June 3, 2026, and 3,383 shares of common stock directly owned by Ms. Glasser’s spouse.

(10)	Includes 11,813 shares of unvested restricted stock held by Mr. Bonney, which will vest on the earlier of (a) the date of the Company’s next annual meeting of stockholders and (b) June 3, 2026.
(11)	Includes 8,438 shares of unvested restricted stock held by Ms. Solheid, which will vest on the earlier of (a) the date of the Company’s next annual meeting of stockholders and (b) June 3, 2026.
(12)
Ms. Lunan, a former executive officer who is listed in the Summary Compensation Table, previously served as Senior Vice President and Chief Financial Officer until April 1, 2024. The number of shares is based on the Company’s records.

(13)
Includes 292,966 shares of unvested restricted common stock and options to purchase 262,267 shares of common stock that are currently exercisable or will become exercisable within 60 days of October 22, 2025. This group includes all current directors and executive officers.

(14)
On January 10, 2020, the then-serving directors delivered Director Standstill Commitments to us, as described under “Director Compensation-Standstill Agreements” in our Definitive Proxy Statement for our 2025 annual meeting of stockholders.

PROPOSAL 1

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT
We are asking our stockholders to consider and vote upon this proposal to amend the Certificate of Incorporation, in the form attached hereto as Annex A, to effect the Reverse Stock Split of our common stock at a ratio not less than 1-for-2,000 and not greater than 1-for-4,000, with the exact Reverse Stock Split ratio to be set within the foregoing range at the discretion of our Board, without further approval or authorization of our stockholders and with our Board, in its sole discretion, able to effect the Reverse Stock Split or to elect not to effect the Reverse Stock Split (whether or not authorized by the stockholders) or to abandon the Transaction at any time. For a summary of and detailed information regarding this proposal, see the information about the Stock Split and the overall Transaction throughout this proxy statement.
Board Discretion to Implement the Reverse Stock Split
The precise ratio of the proposed Reverse Stock Split will be a whole number within the range of 1-for-2,000 and 1-for-4,000 and precise ratio of the proposed Forward Stock Split will be a whole number within the range of 2,000-for-1 and 4,000-for-1, in each case determined in the sole discretion of our Board. By approving the Reverse Stock Split, stockholders will give the Board the authority, but not the obligation, to effect the Reverse Stock Split and the Forward Stock Split and full discretion to approve the ratio at which shares of common stock will be automatically combined up to and including a ratio between 1-for-2,000 and 1-for-4,000 for the Reverse Stock Split and up to and including a ratio between 2,000-for-1 and 4,000-for-1 for the Forward Stock Split. The Forward Stock Split ratio set by the Board will be the inverse of the Reverse Stock Split ratio set by the Board. Our Board believes that providing our Board with this grant of authority with respect to setting the Stock Splits, rather than approval of a pre-determined Stock Split ratio, will give our Board the flexibility to set the ratio in a manner that enables the Company to achieve the objective of the Transaction (i.e., to ensure that the Company reduces the number of record holders of its common stock below 300, which is the level at which SEC public reporting is required) and, therefore, allow our Board to act in the best interests of the Company and our stockholders.
In determining the range of ratios for the Stock Splits, the Transaction Committee took into account the potential number of record holders that could result if a “broker kick-out”, as explained below, were to occur following the Company’s delisting and deregistration and the risk of becoming re-subject to the reporting requirements if the Company’s ownership were to reach 300 or more record holders. A broker “kick-out” occurs when a “street name” broker or nominee holder determines it no longer wants to serve in that position and distributes the shares to the beneficial owners, thus increasing the number of record holders. Following a company’s delisting and deregistration, some brokers may not want to continue to hold the shares of such company on behalf of their clients if the broker perceives it cannot make future trading commissions from the account. The risk of undertaking the proposed transaction and incurring its significant, one-time costs only to become subject again to the public reporting requirements and its annual costs was an important factor to be mitigated by an appropriate reverse stock split ratio. Further, the larger the reverse stock split ratio, the greater the number of smaller stockholders who could obtain liquidity for their shares in this manner without having to pay a brokerage commission (if applicable).
In determining the ratio following the receipt of stockholder approval of the Reverse Stock Split Proposal, the Board will take the foregoing considerations into account, as well as the aggregate cost that will be payable in respect of fractional shares in the Transaction resulting from the application of the Reverse Stock Split.
Nonetheless, the Board believes that it is prudent to recognize that, between the date of this proxy statement and the date that the Transaction will become effective, factual circumstances could possibly change such that it might not be appropriate or desirable to complete the Transaction at that time or on the terms currently proposed. Such factual circumstances could include (i) any change in the nature of the holdings of stockholders which would result in us not being able to maintain the number of our record holders below 300 as a result of the Reverse Stock Split; (ii) any reduction in the number of record holders such that the Reverse Stock Split is determined to be no longer necessary as a means of reducing the risk of the Company becoming re-subject to the public reporting requirements following deregistration as a result of the Company’s ownership reaching 300 or more record holders in the future; (iii) any change in the number of shares that will be exchanged for cash in connection with the Reverse Stock Split, including the shares owned by holders in “street name,” that would increase in any material respect the cost and expense of the Reverse Stock Split compared to what we presently estimate; and (iv) any adverse change in our financial condition that would cause us to believe that the Transaction would no longer be in the best interests of our stockholders.
If we fail to obtain sufficient votes for the Reverse Stock Split Proposal, we may be prevented from effecting the overall Transaction and “going dark.”
Vote Required
The affirmative vote of a majority of the votes cast (in person or by proxy) by the stockholders entitled to vote on this proposal at the Special Meeting is required to approve the Reverse Stock Split Proposal. Abstentions and broker non-votes, if any, will not be treated as votes cast for this purpose and will have no effect on this proposal.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

PROPOSAL 2

APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF
NECESSARY OR APPROPRIATE, INCLUDING TO SOLICIT ADDITIONAL
PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL
MEETING TO APPROVE THE REVERSE STOCK SPLIT PROPOSAL OR
ESTABLISH A QUORUM.
This proposal to adjourn the Special Meeting (the “Adjournment Proposal”), if adopted, will allow our Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are insufficient votes to approve the Reverse Stock Split Proposal or establish a quorum. Our Board believes that, if the number of shares of our common stock voting in favor of the Reverse Stock Split Proposal is insufficient to approve such proposal, it is in the best interests of the stockholders to enable us, for a limited period of time, to seek to obtain a sufficient number of additional votes in favor of the Reverse Stock Split Proposal.
In the Adjournment Proposal, we are asking our stockholders to vote in favor of granting discretionary authority to the holders of any proxy solicited by our Board, and each of them individually, to approve a motion to adjourn the Special Meeting to another time and place for the purpose of soliciting additional proxies. For the avoidance of doubt, any proxy authorizing the adjournment of the Special Meeting will also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us, including to solicit additional proxies in favor of the approval of any of the proposals or establish a quorum.
If stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies.
Vote Required
The affirmative vote of a majority of the shares cast (represented in person or by proxy) and entitled to vote at the Special Meeting is required for the adoption of the Adjournment Proposal. Abstentions and broker non-votes will not be treated as votes cast for this purpose and will have no effect on the outcome of the vote.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY
Market Price of Common Stock
Our common stock is traded on the Nasdaq Capital Market under the symbol “TTSH.” The following table sets forth the high and low sales prices reported by the Nasdaq Capital Market for our common stock during the periods indicated:

	High	Low
Fiscal Year Ending December 31, 2025
First quarter	$7.75	$5.85
Second quarter	$7.00	$4.62
Third quarter	$7.25	$5.64
Fourth quarter through October 31, 2025	$6.47	$5.78
Fiscal Year Ended December 31, 2024
First quarter	$5.97	$4.14
Second quarter	$5.77	$4.07
Third quarter	$6.51	$5.11
Fourth quarter	$7.67	$4.33
Fiscal Year Ended December 31, 2023
First quarter	$7.21	$5.90
Second quarter	$6.74	$3.03
Third quarter	$4.39	$2.70
Fourth quarter	$4.65	$3.46

On October 3, 2025, the day before we announced the Transaction, and on the record date, the closing prices of our common stock on the Nasdaq Capital Market were $5.91 and $6.28 respectively.
Dividends
We did not pay cash dividends during fiscal year 2023 and 2024.
Stockholders
As of October 22, 2025, there were approximately 148 holders of record of our common stock.
The Filing Persons
The Company is the “filing person” for the purposes of this proxy statement and the Schedule 13E-3.
Stock Purchases by Filing Person
The Company has not purchased any shares of the Company’s common stock within the past two years.
Directors and Executive Officers
The business address for all of the Company’s directors and executive officers is 14000 Carlson Parkway, Plymouth, Minnesota 55441 and the business telephone number of all of the Company’s directors and officers is (763) 852-2950.
Mark J. Bonney has served as a member of our Board since July 2020. Mr. Bonney currently serves as President and CEO of On Board Advisors, LLC, a financial and strategic advisory firm. Since July 2023, Mr. Bonney has served as a member of the board of directors of Plug Power Inc., a publicly traded provider of green hydrogen solutions. Mr. Bonney previously served on the board of directors of Zix Corporation, a then-publicly traded provider of cloud email security solutions, from January 2013 until its merger in December 2021. Mr. Bonney also previously served as a director of SeaChange International, Inc., a publicly traded provider of end-to-end video delivery and management software solutions for cable wireless, OTT and other content providing enterprises, from August 2017 through December 2019, including as Executive Chair and principal executive officer from April 2019 through October 2019, and Independent Chairman from October 2019 through December 2019. From May 2018 until its merger in April 2019, he served as President and Chief Executive Officer and a director of RhythmOne plc, a publicly traded provider of multi-screen digital advertising solutions, where he also served as the Interim Chief Financial Officer from February 2019 to April 2019. Prior to that, Mr. Bonney served as President and Chief Executive Officer of MRV Communications, Inc., a publicly traded supplier of network equipment to the telecommunications industry, from December 2014 until its sale in August 2017 and as a director of MRV Communications, Inc. from April 2013 to August 2017.
Deborah K. Glasser has served as a member of our Board since July 2020. Ms. Glasser currently serves as Principal of PathFinder Consulting, a career coaching advisory firm. Ms. Glasser previously held a variety of senior marketing operations positions, including as the Global Marketing Lead on the Renpure Brand at MAV Beauty Brands Inc., a Canada-based global personal care company, from February 2022 through July 2023. Ms. Glasser also previously served as Director of Marketing, Communications and Special Events for Jewish Family & Children’s Services of Northern New Jersey from 2018 through January 2020. Ms. Glasser was a Senior Director at TRANZACT, a Willis Towers Watson company that provides marketing solutions for insurance companies, from 2015 to 2017; Marketing Director at Tata Global Beverages Limited (now Tata Consumer Products Limited), a consumer products company with a portfolio that includes tea and coffee, from 2007 to 2011; Senior Director at Starwood Hotels & Resorts from 2004 to 2005; and in a variety of roles, including Senior Product Manager and Associate Director, at Colgate-Palmolive Company, a global consumer products company focused on oral care, personal care, home care and pet nutrition, from 1996 to 2004.
Peter J. Jacullo III has served as a member of our Board since August 2012. Previously, Mr. Jacullo served as a member of The Tile Shop, LLC’s board of managers from December 2007 to August 2012. Since July 1987, Mr. Jacullo has been a self-employed investor and consultant, and he currently serves on the board of directors of various privately held companies. Previously, Mr. Jacullo was a Vice President and Director of the Boston Consulting Group from May 1984 to July 1987, where he was also employed in various other capacities from May 1978 to May 1984.
Peter H. Kamin has served as a member of our Board since August 2012. Previously, Mr. Kamin served as a member of The Tile Shop, LLC’s board of managers from January 2012 to August 2012. Mr. Kamin is the founder of 3K Limited Partnership, a family limited partnership, and has served as its Managing Partner since January 2012. For the 11 years preceding the formation of 3K Limited Partnership, Mr. Kamin was a founding member and Managing Partner of ValueAct Capital, which grew into a leading investment management organization during Mr. Kamin’s tenure. Prior to founding ValueAct Capital in 2000, Mr. Kamin founded and managed Peak Investment L.P., a limited partnership organized to make investments in a select number of domestic public and private companies. Since August 2022, Mr. Kamin has served as a director of Psychemedics Corporation, a private company that provides hair drug testing. Mr. Kamin previously served as a director of IAA, Inc., then a publicly traded multi-channel vehicle marketplace and former subsidiary of KAR Auction Services, Inc., from June 2019 until its merger in March 2023. Mr. Kamin is also a director of several privately held companies. From May 2012 to October 2019, Mr. Kamin served as a director of MAM Software Group, Inc., then a publicly traded provider of business automation and ecommerce solutions for the automotive aftermarket.
Linda Solheid has served as a member of our Board since July 2020. Ms. Solheid previously served at Room & Board, a privately held retailer of modern furniture and home decor, including as Chief Information Officer from January 2016 until her retirement in December 2019 and Director of Technology from July 2007 through December 2015. During her tenure with Room & Board, Ms. Solheid was responsible for creating a unified multi-channel customer experience. Prior to joining Room & Board, Ms. Solheid held various information technology leadership positions, including as Director of Enterprise Business Applications with G&K Services, a service-focused market leader of branded uniform and facility services programs which was acquired by Cintas Corporation in March 2017, from April 2005 through July 2007; Director of Global Business Applications with H.B. Fuller, a leading global adhesives provider, from December 2003 through April 2005; and Director of Information Technology with CenterPoint Energy, an electric and natural gas utility, from August 2001 through December 2003. Ms. Solheid also previously served in a variety of roles at CIGNA Behavioral Health, which provides behavioral health services, from April 1991 to August 2001, including as Chief Information Officer and Director of Business Systems.
Cabell H. Lolmaugh has been our Chief Executive Officer and President and a member of our Board since January 1, 2019. From February 2018 through December 2018, Mr. Lolmaugh was our Senior Vice President and Chief Operating Officer. Mr. Lolmaugh previously served as our Vice President, Retail Stores from October 2017 until February 2018, as our Director-Talent Development, leading our store training programs and strategy, from January 2016 until October 2017, and as our Director of Pro Services, leading our professional customer strategy, from July 2014 through January 2016. Mr. Lolmaugh served in numerous key roles at a store level from 2001 through July 2014. Prior to joining us, Mr. Lolmaugh served in the United States Marine Corps.
Mark B. Davis has served as our Senior Vice President, Chief Financial Officer and Secretary since April 1, 2024. Mr. Davis previously served as our Vice President, Investor Relations, and Chief Accounting Officer from September 2019 through March 2024. He previously served as our Controller since 2014. Prior to joining us, Mr. Davis worked for Target Corporation for five years in various financial reporting and accounting management positions. Prior to joining Target Corporation, Mr. Davis worked for KPMG LLP for eight years, where he earned his CPA certification.
Joseph Kinder has served as our Senior Vice President, Chief Merchant Officer since February 2025. Mr. Kinder previously served as our Senior Vice President, Supply Chain and Distribution July 2020 to February 2025, as our Vice President, Purchasing and Chief Supply Chain Officer from October 2017 until July 2020, and as our Senior Vice President - Operations from June 2012 to July 2017. Previously, Mr. Kinder served in several roles at The Tile Shop, LLC, including as Supply Chain Manager from August 1995 until June 2012, Assistant Store Manager from March 1994 to August 1995, and as a salesperson from March 1993 to March 1994.

OTHER MATTERS
Voting Procedures
The votes of stockholders present in person or represented by proxy at the Special Meeting will be tabulated by an inspector of elections we appoint. An automated system tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately.
A quorum, consisting of a majority of shares of all stock issued, outstanding and entitled to vote at the Special Meeting, will be required to be present in person or by proxy for consideration of the proposals at the Special Meeting. However, if a quorum is not present, the chair of the Special Meeting may adjourn the meeting to another place, if any, date, or time. Pursuant to our bylaws, notice need not be given of any such adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken. Votes withheld, abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum.
Banks, brokers, or other holders of record may vote shares held for a customer in street name on matters that are considered to be “routine” even if they have not received instructions from their customer. A broker “non-vote” occurs when a bank, broker, or other holder of record has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine.
One of the proposals before the Special Meeting is deemed a “routine” matter, namely the proposal to approve the adjournment of the Special Meeting (Proposal No. 4), which means that, if your shares are held in street name, your bank, broker, or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares. The Reverse Stock Split Proposal (Proposals No. 1) are not considered “routine” matters. As a result, if you do not instruct your bank, broker or nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker “non-vote” will occur. Therefore, we urge you to give voting instructions to your bank, broker or nominee on all TWO voting items.
Other Proposed Action
The Board and management know of no other matters that will be presented for consideration at the Special Meeting. However, since it is possible that matters of which the Board and management are not now aware may come before the Special Meeting or any adjournment of the Special Meeting, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such properly executed proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed) in time for voting, the shares represented thereby will be voted as indicated thereon and in the proxy statement.
Stockholder Communications
Stockholders may contact our Board by writing to Mark Davis at Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota 55441. In general, any stockholder communication directed to the Board or a committee thereof will be delivered to the Board or the appropriate committee. However, we reserve the right not to forward to the Board any abusive, threatening or otherwise inappropriate materials.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers, and beneficial owners of more than 10% of the Company’s stock to file with the SEC initial reports of ownership and reports of changes in ownership of any equity securities of the Company. Based solely on the Company’s review of the reports that have been filed by or on behalf of such reporting persons in this regard and written representations from such reporting persons that no other reports were required, the Company believes that all reports required by Section 16(a) of the Exchange Act were made on a timely basis during or with respect to 2024.
“Householding” of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.
Once you have received notice from your broker or us that each of us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to Tile Shop Holdings, Inc., Attention: Mark Davis, 14000 Carlson Parkway, Plymouth, Minnesota 55441, or by calling us at (763) 852-2950.
Can I Change My Vote After I Have Voted?
You may revoke your proxy and change your vote at any time before the final vote at the Special Meeting by: (1) filing with our Secretary a written notice of revocation, (2) executing a later dated proxy relating to the same shares and delivering it to our Secretary, or (3) attending the Special Meeting and voting online or by telephone (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).
If your shares are held in street name, you should contact your bank, broker or other nominee to revoke your proxy or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the Special Meeting, you may change your vote by attending the Special Meeting and voting online or by telephone. Any written notice of revocation or subsequent proxy should be sent to the attention of our Secretary, Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota 55441, at or before the final vote at the Special Meeting.
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE

By order of the Board of Directors,

/s/ Cabell H. Lolmaugh
Cabell H. Lolmaugh Chief Executive Officer

November 5, 2025

SUMMARY FINANCIAL INFORMATION

TILE SHOP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except par value)

	Year Ended December 31, 2024	As of September 30, 2025
	(audited)	(unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$20,957	$24,145
Receivables, net	3,085	3,773
Inventories	86,267	87,240
Income tax receivable	850	1,366
	—	8,415
Total Current Assets	119,822	124,939
Property, plant, and equipment, net:	59,733	56,683
Right of use asset	132,861	126,927
Deferred tax assets	4,890	5,229
Other assets	2,297	1,663
Total Assets	$319,603	315,441

LIABILITIES AD SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$23,808	$24,071
Income tax payable	62	46
Current portion of lease liability	28,880	29,516
Other accrued liabilities	25,644	27,596
Total Current Liabilities	78,394	81,229
Long-term debt, net	—	—
Long-term lease liabilities	4,597	106,341
	—	5,312
Total Liabilities	196,691	192,882

Shareholders’ Equity:
Common stock, par value $0.0001; authorized: 100,000,000 shares; issued and outstanding: 44,779,230 and44,657,898 shares, respectively	4	4
Preferred stock, par value $0.0001; authorized: 10,000,000 shares; issued and outstanding: 0 shares	—	—
Additional paid-in capital	129,696	130,393
Accumulated deficit	(6,788)	(7,838)
Accumulated other comprehensive loss	—	—
Total Shareholders’ Equity	122,912	122,559
Total Liabilities and Shareholders’ Equity	319,603	315,441

TILE SHOP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Year Ended December 31		Nine Months Ended September 30
	2024	2023	2025	2024
	(audited)		(unaudited)
Net sales	$347,071	$377,146	$259,333	$267,617
Costs of sales	119,197	134,085	92,142	90,739
Gross profit	227,874	243,061	167,191	176,878
Selling, general and administrative expenses	224,357	226,903	168,535	172,494
Income from operations	3,517	16,158	(1,344)	4,384
Interest expense, net	(275)	(2,164)	52	(294)
Income before income taxes	3,242	13,994	(1,292)	4,090
Provision for income taxes	(921)	(3,923)	242	(1,141)
Net income	2.321	10,071	(1,050)	$2,949
Operating (loss) Expenses

Income per common share:	0.05	0.23	(0.02)	$0.07
Basic	0.05	0.23	(0.02)	$0.07
Diluted
Weighted average shares outstanding:
Basic	43,714,567	43,424,089	43,892,450	43,685,068
Diluted	43,851,653	43,620,790	43,892,450	43,783,181

TILE SHOP HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31		Nine Months Ended September 30
	2024	2023	2025	2024
Cash flows from operating activities:	(audited)		(unaudited)
Net income	$2,321	$10,071
Adjustments to reconcile net income to net cash provided by operating activities:	17,759	21,229	(1,050)	$2,949
Depreciation and amortization	72	257
Amortization of debt issuance costs	(138)	(13)	11,906	13,802
Impairment charges	949	1,027	54	54
Non-cash lease expense	26,950	25,844	(91)	15
Stock based compensation	1,338	1,392	211	949
Deferred income taxes	366	1,280	20,874	20,110
Changes in operating assets and liabilities:			981	1,008
Receivables	(203)	528	(338)	831
Inventories	7,413	27,272
Other current assets, net	1,723	3,316	(688)	(382)
Accounts payable	826	123	(973)	9,152
Income tax receivable / payable	(1,792)	4,861	827	1,630
Accrued expenses and other liabilities	(30,476)	(35,127)	162	(1,647)
Net cash provided by operating activities	27,107	62,060	(532)	(2,039)
			(20,086)	(17,921)
Cash Flows Used in Investing Activities			11,257	28,511
Purchases of property, plant and equipment	(14,538)	(15,313)
Proceeds from insurance	100	—	(7,925)	(11,761)
Proceeds from the sale of property, plant and equipment	102	58	3	100
			137	—
Net cash used in investing activities	(14,336)	(14,255)	(7,785)	(11,661)

Cash Flows From Financing Activities:			—	(10,000)
Payments of long-term debt and financing lease obligations	(10,000)	(65,400)	—	10,000
Advances on line of credit	10,000	20,000	(284)	(481)
Proceeds from exercise of stock options	—	4	(284)	(481)
Repurchases of common stock	—	—	—	69
Employee taxes paid for shares withheld	(503)	(532)	3,188	16,438
Debt issuance costs	—	—	20,957	8,620
Net cash (used in) provided by financing activities	(503)	(45,928)	24,145	$25,058
Effect of exchange rate changes on cash	69	(16)	—
Net change in cash, cash equivalents and restricted cash	12,337	861	—	—
Cash, cash equivalents and restricted cash beginning of period	8,620	7,759	160	$147
Cash, cash equivalents and restricted cash end of period	20,957	8,620	156	229
Cash and cash equivalents	20,957	8,620	629	2,352
Restricted cash	—	—	—	—
Cash, cash equivalents and restricted cash end of period	20,957	8,620	(1,050)	$2,949
Supplemental disclosure of cash flow information
Purchases of property, plant and equipment included in accounts payable and accrued expenses	59	430	11,906	13,802
Cash paid for interest	306	2,082	54	54
Cash paid (received) for income taxes, net of refunds	2,349	(2,218)	(91)	15

Pro Forma Consolidated Financial Statements (Unaudited)
Not applicable.

ANNEX A

FORM OF CERTIFICATE OF AMENDMENT OF THE CERTIFICATE
OF
INCORPORATION OF TILE SHOP HOLDINGS, INC. (REVERSE STOCK SPLIT)
Pursuant to Section 242 of the Delaware General Corporation Law, Tile Shop Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST: Article FIFTH of the Certificate of Incorporation of the Corporation, as amended, is hereby amended by adding the following new paragraph at the end thereof:
“Upon the effectiveness of the Certificate of Amendment of this Certificate of Incorporation, as amended, containing this sentence (the “Effective Time”), each 2,000 to 4,000 shares of the common stock, par value $.0001 per share, of the corporation issued and outstanding or issued and held in the treasury of the corporation immediately prior to the Effective Time (the “Old Common Stock”) shall automatically, without any action on the part of the holders of the Old Common Stock, be reclassified, changed and combined into 1 share of common stock, par value $.0001 per share, of the corporation (the “New Common Stock”), the exact ratio within the 2,000-4,000 range to be determined by the Board of Directors of the corporation and publicly announced by the corporation (“Reverse Stock Split” and such number within the 2,000-4,000 range selected to determine such ratio, the “Minimum Number”); provided that no fractional shares or interests shall be issued to any holder who immediately prior to the Effective Time holds fewer than the Minimum Number of shares of Old Common Stock (any such holder, a “Cash Out Stockholder”), and that instead of issuing such fractional shares or interests, the corporation shall, pursuant to Section 155(2) of the Delaware General Corporation Law, pay in cash the fair value of such fractions of a share or interest as of the Effective Time, which the Board of Directors has determined to be the applicable fractional amount multiplied by $6.60. It is the intention and purpose of this paragraph for the persons who would otherwise be holder(s) of fractional shares or interests to be dealt with consistent with Applebaum v. Avaya, Inc., 812 A.2d 880 (Del. 2002), such that a beneficial owner who held shares of Old Common Stock in street name through a nominee (such as a bank or broker) immediately prior to the Effective Time will be treated in the same manner as shareholders whose shares of Old Common Stock are registered in their names immediately prior to the Effective Time, and nominees will be instructed to effect such treatment for their beneficial holders, and this paragraph shall be interpreted, applied and construed to that effect.”
SECOND: On [•], 2025, the Board of Directors of the Corporation determined that each [•] shares of the Old Common Stock issued and outstanding or issued and held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified and combined into one validly issued, fully paid and non-assessable share of New Common Stock. The Corporation publicly announced this ratio on [•], 2025.
A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

TILE SHOP HOLDINGS, INC.

By:
Name:
Title:

A-2

ANNEX B

FORM OF CERTIFICATE OF AMENDMENT OF THE CERTIFICATE
OF
INCORPORATION OF TILE SHOP HOLDINGS, INC. (FORWARD STOCK SPLIT)
Pursuant to Section 242 of the Delaware General Corporation Law, Tile Shop Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
FIRST: Article FIFTH of the Certificate of Incorporation of the Corporation, as amended, is hereby amended by adding the following new paragraph at the end thereof:
“Upon the effectiveness of the Certificate of Amendment of this Certificate of Incorporation, as amended, containing this sentence (the “Forward Effective Time”), each 1 share of the common stock, par value $.0001 per share, of the corporation issued and outstanding or issued and held in the treasury of the corporation (and including each fractional share in excess of 1 share held by any stockholder) immediately prior to the Forward Effective Time (the “Forward Old Common Stock”) shall automatically, without any action on the part of the holders of the Forward Old Common Stock, be reclassified, changed and subdivided into 4,000 to 2,000 shares of common stock, par value $.0001 per share, of the corporation (the “Forward New Common Stock”) (or, with respect to such fractional shares, such lesser number of shares as may be applicable based upon such ratio), the exact ratio within the 4,000-2,000 range to be determined by the Board of Directors of the corporation and publicly announced by the corporation; provided, for the avoidance of doubt, no fractional shares or interests that would have been held by a Cash Out Stockholder immediately following the Reverse Stock Split will be so reclassified, changed and subdivided as, in lieu of issuing such fractional shares or interests, the corporation has paid or will pay in cash the fair value of such fractional shares or interests.”
SECOND: On [•], 2025, the Board of Directors of the Corporation determined that each share of the Forward Old Common Stock issued and outstanding or issued and held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified and subdivided into [•] validly issued, fully paid and non-assessable shares of Forward New Common Stock. The Corporation publicly announced this ratio on [•], 2025.
B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

TILE SHOP HOLDINGS, INC.

By:
Name:
Title:

B-2

ANNEX C

FAIRNESS OPINION OF FINANCIAL ADVISOR

October 3, 2025
The Independent Transaction Committee of the Board of Directors
Tile Shop Holdings, Inc.
Attention: Mr. Mark Bonney, Chairman of the Committee
14000 Carlson Parkway, Plymouth, Minnesota 55441
Dear Members of the Independent Transaction Committee:
We understand that Tile Shop Holdings, Inc., a Delaware corporation (the “Company”), intends to effect a reverse stock split of the common stock of the Company, par value $0.0001 per share (the “Common Stock”), as part of a transaction that will reduce and maintain the number of the Company’s stockholders below 300 and permit the Company to delist its shares of Common Stock from trading on the Nasdaq Capital Market (“Nasdaq”), suspend its duty to file periodic reports and other information with the U.S. Securities and Exchange Commission (the “SEC”), and to terminate the registration of its Common Stock under the federal securities laws following the completion of the reverse stock split. The Company has determined that terminating its public reporting obligations will reduce costs and administrative burdens associated with being a public company.
The Company intends to effect a reverse stock split of its shares of Common Stock at a ratio not less than 1-for-2,000 and not greater than 1-for-4,000 (the “Reverse Stock Split”). The Company will pay cash in lieu of issuing a fractional share to any stockholder of record who would otherwise hold fewer than the minimum number of shares, which, depending on the stock split ratio chosen by the Board, would be between 2,000 and 4,000 shares (the “Minimum Number”), meaning that each share of Common Stock held by a stockholder of record that owns fewer than the Minimum Number of shares of Common Stock immediately prior to the effective time for the Reverse Stock Split (such stockholders, the “Cashed Out Stockholders”) would be converted into the right to receive $6.60 in cash, without interest, per share (the “Cash Payment”). Such Cashed Out Stockholders would no longer be stockholders of the Company following the transaction.
Stockholders that own at least the Minimum Number of shares of Common Stock immediately prior to the effective time for the Reverse Stock Split (the “Continuing Stockholders”) would not be entitled to receive any cash for their fractional share interests resulting from the Reverse Stock Split, if any. Immediately following the Reverse Stock Split, the Company intends to effect a forward stock split (the “Forward Stock Split” and together with the Reverse Stock Split, the “Stock Splits”), which would restore each Continuing Stockholder’s number of shares of Common Stock to the same amount as they held immediately prior to the effective time of the Stock Splits.
Following the Stock Splits and Cash Payments, the Company intends to delist the Common Stock from Nasdaq and deregister the Common Stock under the Securities Exchange Act of 1934, as amended (together with the Stock Splits and Cash Payments, the “Transaction”).
You have requested that GuideCap Partners LLC (“GuideCap Partners”) render a written opinion (“Fairness Opinion”) to the Independent Transaction Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as to the fairness, from a financial point of view, of the Cash Payment to the unaffiliated Cashed Out Stockholders. In connection with this Fairness Opinion, we have, among other things:
1)	reviewed the financial terms and conditions of the transaction as documented in the draft proxy statement provided on October 2, 2025;
2)	reviewed certain publicly available business and financial information relating to the Company, including annual reports on Form 10-K and quarterly reports on Form 10-Q filed by the Company;
3)	reviewed and analyzed certain historical and projected financial and operating data relating to the Company prepared by the Company’s management;

4)	held discussions with senior management of the Company regarding the business and prospects of the Company, including their views on the risks and uncertainties of achieving its projections;
5)	reviewed and analyzed the historical stock prices and trading activity of the Company’s Common Stock;
6)	reviewed and analyzed certain publicly available financial data, valuation multiples, and performance metrics relating to selected public companies that were deemed relevant;
7)	reviewed and analyzed certain publicly available information concerning the terms of selected business combinations involving companies in lines of business that were deemed relevant;
8)	performed a discounted cash flow analysis, including scenario and sensitivity analyses, based on financial projections provided by the Company’s management;
9)	reviewed and analyzed premiums paid in selected business combinations; and
10)	performed such other analyses and considered such other information and factors that were deemed appropriate.
We have acted solely as financial advisor in connection with the Transaction. We were not engaged to, nor did we, solicit indications of interest from third parties, recommend or negotiate the amount of the Cash Payment, or participate in negotiations regarding any other terms of the Transaction.
In connection with our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial, cash flow and other information that was made available, supplied, or otherwise communicated to us by or on behalf of the Company or its advisors. With respect to the financial forecasts provided by the Company, we have been advised by the Company, and have assumed, with the Committee’s consent, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management regarding the future financial performance of the Company. We have been advised that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that actual results may differ materially from projected results.
We have not conducted any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any physical inspection of properties or assets. We have not evaluated the solvency or fair value of the Company under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. We express no opinion as to the relative fairness of the Transaction to any constituencies of the Company, including creditors, employees, or other stakeholders, nor any opinion as to the fair value of the Common Stock under applicable law. This opinion is necessarily based on market, economic, financial, and other conditions as they exist and speak only as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after this date and express no opinion on the potential effects of subsequent market, economic, or other changes.
Our opinion is limited solely to the fairness, from a financial point of view, of the Cash Payment to the unaffiliated Cashed Out Stockholders. Our opinion does not address the Company’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to alternatives that may be available, the structure, form, or any other terms of the Transaction (other than the Cash Payment to unaffiliated Cashed Out Stockholders), the tax, legal, regulatory, or accounting consequences of the Transaction, including the tax treatment of the Cash Payment to individual stockholders, the fairness of any compensation or benefits payable to officers, directors, or employees of the Company, relative to the Cash Payment or otherwise, or the price at which the Company’s securities may trade at any time after the announcement or consummation of the Transaction, which may be affected by factors beyond the control of the parties.
We have assumed, with the consent of the Committee, that the Transaction will be consummated in accordance with the terms set forth in the draft proxy statement provided to us, without waiver, modification, or amendment of any material terms, and that all necessary governmental, regulatory, or third-party approvals, consents, and releases will be obtained without any condition or restriction that would have a material adverse effect on the Company or the contemplated benefits of the Transaction.
GuideCap Partners is an investment banking firm with experience providing merger and acquisitions advisory services and independent fairness opinions to boards of directors and special committees. GuideCap Partners will receive a fee of $80,000 from the Company for our services in preparing and rendering this opinion and related advisory services. Our fee is not contingent upon the conclusions reached in this opinion, stockholder approval of the Transaction, or consummation of the Transaction. The Company has also agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities arising out of our engagement. During the past two years, we have not provided investment banking or financial advisory services to the Company. Neither GuideCap Partners nor its affiliates currently hold, or intend to hold, any positions in the securities of the Company.
This opinion has been prepared solely for the use and benefit of the Committee (in its capacity as such) in connection with its evaluation of the Transaction. We understand the Committee will consider this opinion, among other factors, in making its recommendation to the Board and stockholders. This opinion may be included in the proxy statement and a Schedule 13E-3 filed with the SEC in connection with the Transaction but, other than such inclusion, may not be relied upon by any other person without our prior written consent. This opinion is not intended to confer rights or remedies upon any person other than the Committee. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any related matter.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Cash Payment of $6.60 per share to be received by the unaffiliated Cashed Out Stockholders is fair, from a financial point of view, to such stockholders.
Very truly yours,
/s/ GuideCap Partners
GuideCap Partners

TILE SHOP HOLDINGS, INC.
14000 CARLSON PARKWAY
PLYMOUTH, MN 55441

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V80417-S23080 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TILE SHOP HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following proposals:

		For	Against	Abstain
1.	To amend the Company's Certificate of Incorporation to effect a reverse stock split of the Company's outstanding common stock, at any ratio between not less than 1-for-2,000 and not greater than 1-for-4,000 at such time as and at such ratio as the Board of Directors shall determine.	☐	☐	☐
2.	To grant discretionary authority to the holders of any proxy solicited by the Board of Directors, and each of them individually, to approve a motion to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies in favor of proposal 1 or to obtain a quorum.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting of Stockholders and at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders:
The Notice and Proxy Statement is available at www.proxyvote.com.

V80418-S23080

TILE SHOP HOLDINGS, INC.
Special Meeting of Stockholders
December 3, 2025, 10:00 AM (Central Time)
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Cabell H. Lolmaugh and Peter H. Kamin, and each of them individually, as attorneys and proxies of the undersigned, with the power to act without the other and with full power of substitution, and hereby authorizes each of them to represent and vote all of the shares of common stock of Tile Shop Holdings, Inc., a Delaware corporation, held of record by the undersigned as of October 22, 2025 with all the power which the undersigned would have if present at the Special Meeting of Stockholders to be held online on December 3, 2025, at 10:00 AM (Central Time) and any adjournment or postponement thereof, as fully and with the same force and effect as the undersigned might or could so act if present thereat, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side